UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)
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CT COMMUNICATIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CT Communications, Inc.
1000 Progress Place, NE
Concord, NC 28025
(704) 722-2500
March 22, 2007
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of CT Communications, Inc. to be held at 9:00 a.m., local time, on Thursday, April 26, 2007, at our offices located at 1000 Progress Place, NE, Concord, North Carolina. In addition to the matters to be voted on, I will be pleased to report on the affairs of the Company.
     We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete the enclosed proxy card and return it promptly in the envelope provided.
Very truly yours,
Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

CT COMMUNICATIONS, INC.
1000 Progress Place, NE
Concord, North Carolina 28025
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on April 26, 2007
TO THE SHAREHOLDERS:
     The Annual Meeting of Shareholders of CT Communications, Inc., a North Carolina corporation, will be held at our offices located at 1000 Progress Place, NE, Concord, North Carolina on Thursday, April 26, 2007, at 9:00 a.m., local time, for the following purposes:
     1. To elect three Directors to the Board of Directors to serve in the class of Directors whose term expires in 2010;
     2. To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the 2007 fiscal year; and
     3. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.
     Your Board of Directors recommends that you vote in favor of the proposals described in this proxy statement.
     February 28, 2007 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete and return the accompanying proxy promptly, so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.
By Order of the Board of Directors,
David H. Armistead
Secretary
March 22, 2007

CT COMMUNICATIONS, INC.
1000 Progress Place, NE
Concord, North Carolina 28025

PROXY STATEMENT

Annual Meeting of Shareholders
to be held on April 26, 2007
Background Information
     The principal executive offices of CT Communications, Inc., a North Carolina corporation, are located at 1000 Progress Place, NE, Concord, North Carolina 28025, and our telephone number is (704) 722-2500.
     The term “Company” (as well as the words “we,” “us” and “our”) refers to CT Communications, Inc. and its subsidiaries. References to “you” or “your” refer to our shareholders. The term “common stock” means our outstanding common stock.
Purpose of Proxy Statement
     This proxy statement contains information related to our Annual Meeting of Shareholders to be held on April 26, 2007 at 9:00 a.m., local time, at our offices located at 1000 Progress Place, NE, Concord, North Carolina, and any postponements or adjournments thereof. This proxy statement was prepared under the direction of our Board of Directors to solicit your proxy for voting at our Annual Meeting. This proxy statement, notice of Annual Meeting and proxy card have been mailed to shareholders on or about March 23, 2007.
Business to be Transacted
     At the Annual Meeting, shareholders will vote on two items:
(1)	the election of three Directors to the Board of Directors to serve in the class of Directors whose term expires in 2010 and;

(2)	the ratification of the appointment of Ernst & Young LLP as independent public accountants of the Company for the 2007 fiscal year.
     No other items are scheduled to be voted upon.
Board of Directors’ Recommendation for Voting on the Proposals
     The Board of Directors recommends a vote “FOR” each of the nominees for Director and “FOR” the appointment of Ernst & Young LLP as our independent public accountants for the 2007 fiscal year.

Who May Vote
     Shareholders owning common stock as of the close of business on February 28, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each shareholder has one vote per share on all matters to be voted upon at the meeting.
How to Vote
     Shareholders may vote
•	By Internet at www.proxyvote.com,

•	By phone at 1-800-690-6903,

•	In person, or

•	By signing and dating the proxy card and returning it in the enclosed prepaid envelope.
Quorum to Transact Business
     A “quorum” to transact business is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the common stock. As of the Record Date, 20,176,986 shares of common stock were issued and outstanding, which is the only class of securities entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. If you attend in person and indicate your presence, or mail in a properly executed proxy card, your shares will be counted toward a quorum.
Voting of Shares by Proxy
     If you have submitted a properly executed proxy card through the mail and a quorum is established, your shares will be voted as you indicate. However, if you sign, date and return your proxy card, but do not mark it, your shares will be voted:
•	“FOR” Proposal 1 to elect the nominees for Director

•	“FOR” Proposal 2 to ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the 2007 fiscal year
     If you sign and date your proxy card and withhold voting for any or all of the nominated Directors (as explained on the proxy card) or abstain regarding the ratification of the appointment of Ernst & Young LLP, your vote will be recorded as being withheld or as an abstention, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) and abstentions will be counted for purposes of determining a quorum, but will not affect the outcome of the vote on the applicable proposal.
Revocation of Proxy
     If you later decide to revoke or change your proxy, you may do so by
•	sending a written statement to that effect to the Secretary of the Company, or

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the Annual Meeting.

Vote Necessary for Action
     Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. This means that the Director nominees receiving the most affirmative votes are elected, up to the maximum number of Directors to be chosen at the Annual Meeting. The ratification of the appointment of Ernst & Young LLP as our independent public accountants for the 2007 fiscal year requires the affirmative vote of a majority of the shares voted on the proposal at the Annual Meeting. Unless otherwise required by applicable law or the Articles of Incorporation or Bylaws of the Company, the affirmative vote of a majority of the shares voted at the Annual Meeting is required to decide any other matter submitted to a shareholder vote.
Duplicate Proxy Statements and Cards
     You may receive more than one proxy statement, proxy card or Annual Report on Form 10-K. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by American Stock Transfer & Trust Company, our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.
Shareholders Sharing the Same Address
     As stated in previous notices to affected shareholders, we have adopted a procedure called “householding” that is designed to reduce duplicate mailings and reduce our printing and mailing costs. Under this procedure, we are delivering a single copy of the Company’s Annual Report on Form 10-K and proxy statement to multiple shareholders who share the same address and have the same last name, unless we receive contrary instructions from an affected shareholder by writing or calling our transfer agent as described below.
     We will deliver promptly upon written or oral request a separate copy of the Annual Report on Form 10-K and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To make such a request, you may write or call our transfer agent at: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038; telephone 1-866-668-6550. You may also access our Annual Report on Form 10-K and proxy statement through the “Investor Relations” section of our website at www.ctc.net. Shareholders sharing an address who are otherwise eligible for householding and are receiving multiple copies of the Annual Report on Form 10-K and proxy statement may also write or call our transfer agent as described above to request a single copy of such documents.
Electronic Delivery of Shareholder Materials
     Shareholders can elect to receive the Annual Report on Form 10-K and proxy statement electronically over the Internet. Shareholders are also able to vote over the Internet. To enroll in the new online program, go to http://enroll.icsdelivery.com/ctci and follow the instructions. You will be asked to enter your e-mail address and create a four-digit personal identification number. After the enrollment is complete, you will be sent an e-mail confirming your election to use the on-line services. When the Company’s proxy statement and Annual Report on Form 10-K becomes available, you will be sent an e-mail notification on how to access them electronically and how to vote your shares. If you elect to access your proxy statement and Annual Report on Form 10-K through the Internet, you can still request future paper copies of the Company’s proxy statement and Annual Report on Form 10-K.
Other Business
     We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card gives authority to James E. Hausman, Michael R. Nash and Matthew J. Dowd to vote your shares in accordance with the recommendations of the Board of Directors, unless you appoint a substitute to vote your shares.

Expenses of Solicitation
     We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, or by telephone or other means, by our officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.
PROPOSAL 1:
ELECTION OF DIRECTORS
Staggered Board of Directors
     Our Bylaws provide that the Board of Directors will consist of at least six but not more than twelve members. The exact number of Directors is determined by the affirmative vote of a majority of the members of the Board of Directors. The number of Directors is currently fixed at nine. The Directors are divided into three classes having staggered three-year terms.
     At the Annual Meeting, three Directors will be elected to the Board of Directors to serve in the class of Directors whose term expires in 2010. The Board of Directors has nominated for election current directors William A. Coley, Barry W. Eveland and Tom E. Smith whose terms are presently scheduled to expire in 2007.
     It is intended that the persons named in the accompanying proxy will vote to elect the three nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his or her term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve. Our Bylaws require any Director to own directly at least five shares of common stock.
     We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.
     Directors will be elected by a plurality of the votes cast so long as a quorum is present at the Annual Meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for Director.
     The Board of Directors recommends that shareholders vote “FOR” all of the nominees for election as Directors.
     Nominees for Directors with Terms Expiring in 2010.
     William A. Coley — Age 63. Director. Mr. Coley became a Director in 1999. Mr. Coley is Chief Executive Officer of British Energy plc, a position he has held since April 2005. He retired in March 2003 as President of Duke Power, a division of Duke Energy Corporation, an energy company headquartered in Charlotte, North Carolina, a position he held since 1997. Mr. Coley was the President — Associated Enterprises Group of Duke Power from 1994 to 1997, and prior to that he was the Executive Vice President — Customer Group of Duke Power. Mr. Coley also retired as a director of Duke Energy Corporation in March 2003. Mr. Coley served as a director of SouthTrust Corporation until its acquisition by Wachovia Corporation in November 2004. He is currently a director of British Energy plc and Peabody Energy Corporation. He is a member of the Company’s Corporate Governance and Nominating Committee and the Compensation Committee.
     Barry W. Eveland — Age 62. Director. Mr. Eveland became a Director in 2004. Mr. Eveland served from January 2006 to August 2006 as President and Chief Executive Officer of North Carolina Citizens for Business and Industry. Mr. Eveland served as Senior State Executive for North Carolina for International Business Machines Corporation (“IBM”), a position he held from August 2003 until his retirement in March 2005. Prior to that position, Mr. Eveland served as IBM’s Vice President—Customer Advocacy and Business Operations, Integrated Supply Chain from January 2003 until August 2003 and Vice President—Operations, Integrated Supply Chain from

January 2002 through January 2003. Mr. Eveland served from 2001-2002 as General Manager of IBM’s Personal Computer Manufacturing Operations, and from 1999 to 2001 as IBM’s Vice President of Integrated Supply Chain in the Personal Systems Group. From 1995 to 1999, Mr. Eveland was Vice President of Logistics in IBM’s Personal Systems Group. Mr. Eveland is a member of the board of directors and executive committee of the North Carolina Citizens for Business and Industry. Mr. Eveland is a director of IntraHealth International, Inc., a non-profit corporation. He is Chair of the North Carolina Governor’s Business Council for Fiscal Reform. He is Chairman of the Company’s Corporate Governance and Nominating Committee and a member of the Audit Committee.
     Tom E. Smith — Age 65. Director. Mr. Smith became a Director in 2000. Mr. Smith retired as President, Chief Executive Officer and Chairman of the Board of Directors of Food Lion, Inc. in 1999. Mr. Smith held the position of President of Food Lion, Inc. since 1981, the position of Chief Executive Officer since 1986 and Chairman of the Board of Directors since 1990. Mr. Smith is a director and member of the audit committee of Speedway Motorsports, Inc., a director and member of the audit committee of Farmers and Merchants Bank and Chairman of the Board of Trustees of Catawba College. He is Chairman of the Company’s Compensation Committee.
     Continuing Directors with Terms Expiring in 2009.
     Raymond C. Groth — Age 60. Director. Mr. Groth became a Director in 2001. Mr. Groth is currently Adjunct Professor of Business Administration, The Fuqua School of Business, Duke University. Mr. Groth was Senior Vice President and Managing Director of First Union Securities, Inc. from 1994 until he retired in 2001. From 1979 until 1992, he was employed by The First Boston Corporation (now Credit Suisse) and was a Managing Director from 1988 until 1992. Mr. Groth has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. Mr. Groth is also a director of the Charlotte Symphony Orchestra. He is a member of the Company’s Audit Committee and Compensation Committee.
     James L. Moore, Jr. — Age 64. Director. Mr. Moore became a Director in July 2003. Mr. Moore retired as President and Chief Operating Officer of Coca-Cola Bottling Co. Consolidated in 2000, a position he held since 1987. Mr. Moore served on the Board of Directors of Coca-Cola Bottling Co. Consolidated from 1987 through 2003, and as Vice Chairman of that Board of Directors from 2001 through 2003. He is a member of the Board of Managers of Connexus Solutions, LLC, a consulting and software company specializing in organizational development and culture assessment. Mr. Moore is a member of the Company’s Audit Committee and Corporate Governance and Nominating Committee.
     Cynthia L. Mynatt — Age 51. Director. Ms. Mynatt became a Director in 2003. Ms. Mynatt is President of Ben Mynatt Pontiac-Buick-GMC Truck, Inc., a franchised General Motors automobile dealership located in Concord, North Carolina. She has held this position since 1991. Ms. Mynatt has held a majority interest in Bear Investors, LLC, which does business as Ben Mynatt Nissan, a franchised Nissan automobile dealership, since April 2002. Ms. Mynatt has been the President of Ben Mynatt Pre-Owned, Inc., a retail used car business, since December 2002, and the Vice President of Ben Mynatt Chevrolet, Inc., a franchised General Motors automobile dealership, since 1985. Ms. Mynatt is a director of Cabarrus Bank & Trust Company. She is a member of the Company’s Corporate Governance and Nominating Committee.
     Continuing Directors with Terms Expiring in 2008.
     O. Charlie Chewning, Jr. — Age 71. Director. Mr. Chewning became a Director in 1996. Mr. Chewning was the Senior Partner of the North and South Carolina offices of the accounting firm of Deloitte & Touche LLP, Charlotte, North Carolina from 1993 until he retired in 1994. Prior to that, he was the Office Managing Partner for the Charlotte office of Deloitte & Touche LLP. From 1995 to 1998, Mr. Chewning was a director of the North Carolina Association of Certified Public Accountants. Mr. Chewning served on the North Carolina State Board of Certified Public Accountant Examiners from 1998 until April 2005. He is Chairman of the Company’s Audit Committee.
     Michael R. Coltrane — Age 60. Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Coltrane became a Director, President and Chief Executive Officer in 1988, and Chairman of the Board of Directors in 2001. Prior to joining us in 1988, Mr. Coltrane served as Executive Vice President of First

Charter National Bank (now, First Charter Bank) for more than six years and as Vice President of a large regional bank for more than 10 years. Mr. Coltrane is a director of NorthEast Medical Center and a director of First Charter Bank and Vice Chairman of its parent company, First Charter Corporation. Mr. Coltrane has been a director of the United States Telecom Association since 1991 and served as its Chairman from October 2000 to October 2001.
     Linda M. Farthing — Age 59. Director. Ms. Farthing became a Director in 2005. Ms. Farthing is a member of the Board of Directors of Stein Mart, Inc., a position she has held since 1999, and serves as Chairman of the Audit Committee of the Board of Directors of Stein Mart, Inc. During 1998, she served as President, Chief Operating Officer and a Director of Friedman’s Inc. From 1990 to 1997, Ms. Farthing was President, Chief Operating Officer and a Director of The Cato Corporation. She serves on the Executive Committee and Board of Directors for Discovery Place, and is the past President of Women Executives for Community Service. Ms. Farthing is a member of the Company’s Compensation Committee.
Communications with Board of Directors
     A majority of the Company’s independent Directors has approved a process whereby shareholders may send communications to the Board of Directors by mail sent to the Board of Directors, c/o Corporate Secretary, CT Communications, Inc., 1000 Progress Place, NE, Concord, North Carolina 28025. The Company’s process for collecting, organizing and forwarding such communications is set forth on the “Investor Relations” section of the Company’s website at www.ctc.net.
Compensation of Directors
     During 2006, each Director who is not employed by the Company or its subsidiaries (a “non-employee Director”) was paid an annual retainer of $12,000. In addition, the Chairman of the Audit Committee was paid an annual retainer of $5,000 and the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee was paid an annual retainer of $3,000. Under the 2006 Director compensation structure, each non-employee Director received $1,250 for each meeting of the Board of Directors attended. Committee members were paid $750 per committee meeting attended. For meetings of the Board of Directors by telephone conference call, non-employee Directors were paid $625 per call. For committee meetings by telephone conference call, committee members were paid $375 per call. Non-employee Directors were also paid $750 in cash or common stock for each informational luncheon session attended, which informational luncheons do not count as meetings of the Board of Directors.
     Annual retainers are paid in fully vested common stock to each Director. Any accumulated meeting and informational session fees are paid in cash or common stock at the election of the Director. Shares issued to Directors are issued under the Company’s Amended and Restated 2001 Stock Incentive Plan. To determine the number of shares of common stock to be issued to a Director, the dollar values for the annual retainer and any accumulated meeting and informational session fees are added together, and this amount is converted to a number of shares of common stock based on the closing price on the date of grant, which generally takes place in the January following the year in which the fees were earned. Any fractional shares are rounded up to the next whole share when issued.
     Under the Company’s Director Stock Unit Program, (1) each non-employee Director of the Company receives an automatic annual grant of $10,000 in stock units as of the date of each annual meeting of shareholders of the Company, and (2) each newly appointed or elected non-employee Director of the Company receives a one-time grant of $10,000 in stock units upon his or her initial election or appointment to the Board of Directors. Each award of stock units is for such number of units as may be determined by dividing $10,000 by the closing price of the Company’s common stock on the date of grant and are fully vested as of the date of grant. Each award is settled solely in cash as soon as practicable following the date that is six months after the date of such Director’s termination from service. Stock units awarded to Directors are automatically deferred to the Director’s account under the Company’s nonqualified deferred compensation plan, discussed below under the “2006 Nonqualified Deferred Compensation” table and accompanying narrative. If the Company declares a cash dividend on the common stock, a cash payment for each stock unit held by a non-employee Director is credited to the Director’s account equal to the per-share dividend paid on the common stock and is deemed re-invested in additional stock units at a price per unit equal to the closing price of the Company’s common stock on the date such dividend is paid.

Stock unit contributions to the plan, and dividends thereon, are deemed invested solely in our common stock. Each Director participant is entitled to a lump sum cash-only payment on the applicable settlement date, the amount of which payment equals the closing price of the Company’s common stock on the applicable settlement date times the number of units credited to the Director’s account.
2006 Non-Employee Director Compensation Table
     The following table sets forth information concerning the compensation paid or accrued during 2006 to the non-employee directors of the Company (all dollars in the nearest whole dollar):

	Fees Earned or
	Paid In Cash	Stock Awards
Name	(1)	(2)	Total
O. Charlie Chewning, Jr.	$20,150	$27,000	$47,150
William A. Coley	—	29,625	29,625
Barry W. Eveland	21,875	25,000	46,875
Linda McFarland Farthing	16,500	22,000	38,500
Raymond C. Groth	25,250	22,000	47,250
James L. Moore, Jr.	—	41,500	41,500
Cynthis L. Mynatt	—	35,250	35,250
Tom E. Smith	—	39,750	39,750

(1)	Includes an additional $1,025, $1,375 and $1,250 paid to Messrs. Chewning, Eveland and Groth, respectively, to correct an underpayment of fees in 2005. Messrs. Chewning, Eveland and Groth and Ms. Farthing elected to receive their meeting and informational fees in cash for 2006.

(2)	This column includes the annual retainers for each Director in 2006 and for Messrs. Coley, Moore and Smith and Ms. Mynatt, the meeting and informational session fees for 2006 that each Director elected to be paid in fully vested common stock. The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes for each Director in 2006 pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, “Share Based Payment (revised 2004)” (“SFAS 123R”) for common stock units earned in 2006. For each director, the grant date fair value of common stock and stock units granted in fiscal 2006 computed in accordance with SFAS 123R was identical to the total compensation cost recognized for such common stock and stock units.
Attendance of Directors
     During 2006, the Board of Directors held seven meetings. Each Director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, which meetings were held when he or she was a Director. The Company’s policy regarding Director attendance at the annual meeting of shareholders is that Directors are expected to attend the annual meeting of shareholders except where attendance is impractical due to illness or unavoidable scheduling conflicts. With respect to the Company’s 2006 Annual Meeting of Shareholders, all but one of the Company’s then-current Directors and Director Nominees attended the annual meeting of shareholders.

Board of Directors and Committees of the Board of Directors
     The Board of Directors has established Corporate Governance and Nominating, Audit and Compensation Committees, each with specific duties. The Board of Directors has also reviewed the relationships between the Company and each of the directors and has determined that, with the exception of Michael R. Coltrane, the President and Chief Executive Officer of the Company, all of the members of the Board of Directors are independent, as defined by the listing standards of The Nasdaq Stock Market. In considering Ms. Mynatt’s independence, the Board of Directors considered her relationship with certain automobile dealerships from which we have purchased vehicles in the ordinary course of business from time to time.
     The following table lists the members of each Committee. A description of the duties of each Committee follows the table.

Corporate Governance
	and Nominating	Audit	Compensation
Name	Committee	Committee	Committee
O. Charlie Chewning, Jr.		CH
William A. Coley	X		X
Barry W. Eveland	CH	X
Raymond C. Groth		X	X
Linda M. Farthing			X
James L. Moore, Jr.	X	X
Cynthia L. Mynatt	X
Tom E. Smith			CH
     “CH” denotes Chairman of the Committee.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, comprised entirely of Directors who are independent as defined by The Nasdaq Stock Market listing standards, considers and recommends qualified candidates to the Board of Directors for election as Directors and will consider written nominations of candidates for election to the Board of Directors that are properly submitted by our shareholders to the Secretary of the Company. The Corporate Governance and Nominating Committee also develops and recommends corporate governance guidelines applicable to the Company, and:
•	works with the full Board of Directors to develop criteria for membership on the Board of Directors and procedures for the identification and recruitment of candidates for the Board of Directors;

•	reviews candidates’ qualifications and any potential conflicts with the Company’s interests;

•	assesses contributions of current directors in connection with their re-nomination for election to the Board of Directors;

•	develops, reviews and revises Company policy on consideration of Director candidates recommended by shareholders;

•	monitors the Company’s corporate governance guidelines for revision and compliance with applicable laws, rules and regulations;

•	recommends processes for and provides oversight of the annual assessment of the performance of the Board of Directors;

•	arranges for orientation for new Directors and continuing education for Directors;

•	reviews and makes recommendations regarding the Board of Directors’ committee structure, composition, functions and duties and recommends Directors to serve on, and as the chairperson of, each committee; and

•	reviews and develops retirement policies and other significant procedures affecting Directors.
     The Corporate Governance and Nominating Committee met three times during 2006. A full description of the functions of the Corporate Governance and Nominating Committee is set forth in its charter, which is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.
     The Corporate Governance and Nominating Committee has developed, and the Board of Directors has approved, guidelines and procedures to assist the Committee in identifying and evaluating director candidates. The guidelines describe the Company’s process for identifying candidates and for considering candidates recommended by shareholders. In addition, these guidelines set forth a number of factors that the Company frequently considers when evaluating candidates for Board positions. Because the Board’s composition and needs change over time, and each potential candidate presents unique characteristics and skills, the evaluation factors in the guidelines are not formal minimum standards or prerequisites (which the Company does not have), but are instead factors that the Committee generally deems relevant and is likely to consider. The Board considers each candidate on his or her own merits based on the circumstances facing the Board and the Company at the time of such consideration. In general, the Corporate Governance and Nominating Committee will select candidates for Board membership on the basis of recognized achievements, broad knowledge and experience, the ability to bring sound business judgment to the deliberations of the Board and other factors as deemed appropriate. Some of the factors that the Corporate Governance and Nominating Committee typically considers in evaluating a particular candidate are the following:
•	ability to bring sound business judgment to the Board’s deliberations,

•	character and integrity,

•	independence,

•	ability to work with others and compatibility with other Board members,

•	willingness and ability to devote the necessary time to Company and Board responsibilities,

•	community reputation and business contacts in the communities the Company serves,

•	awareness of both the business and social environment within which the Company operates,

•	business experience in highly competitive environments,

•	telecommunications industry knowledge,

•	board of directors experience with a successful for-profit company,

•	public company experience,

•	financial knowledge and experience,

•	an understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines, and

•	the absence of any conflict of interest or other relationship that the Committee, in its sole discretion, believes could interfere with or impair the ability of the individual to fulfill his or her duties as a director of the Company.

     When a director vacancy occurs or is pending, or an additional director is desired for any reason, the Committee identifies candidates through recommendations from a number of possible sources, including, without limitation, shareholders, directors, Company executives and external consultants and advisors. Pursuant to the Charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee may retain outside consultants to identify potential candidates for membership on the Board of Directors, although the Committee historically has not used such resources.
     With respect to candidates submitted for nomination by shareholders of the Company, the Committee will consider Board candidate recommendations properly received from Company shareholders in the same manner that it considers recommendations from other sources. Shareholder nominations for a Director position to be filled at any upcoming annual meeting of shareholders of the Company must be submitted not less than 90 nor more than 150 days prior to the date of the Company’s proxy statement for the Company’s annual meeting of shareholders for the previous year. A shareholder may communicate a director candidate to the Board by following the Board’s Shareholder Communication Policy, available in the “Investor Relations” section of the Company’s web site at www.ctc.net and described above in “—Communications with Board of Directors”. Such communication should include the following information regarding the candidate:
•	the name of the recommending shareholder as it appears in the Company’s books, the number of shares of common stock owned by the shareholder and a consent by such shareholder to the disclosure of his or her name,

•	a resume for the candidate detailing his or her work experience and credentials and containing personal and professional references,

•	written confirmation from the candidate that he or she (i) is willing and able to serve on the Board of Directors of the Company; (ii) consents to the disclosure of his or her name; (iii) has not, during the prior three years, engaged in any conduct that, had he or she been a director during that period, would have resulted in a violation of the Company’s Code of Business Conduct and Ethics, available on the Company’s web site; (iv) is or is not “independent” under the rules of The Nasdaq Stock Market; and (v) has no plans to change or influence the control of the Company, and

•	all other information relating to the candidate that is required to be disclosed in a proxy statement under the rules of the SEC.
     The Company’s Corporate Secretary will review all such shareholder recommendations received in accordance with the Shareholder Communications Policy, and will forward those recommendations that comply with the requirements set forth in the Company’s guidelines to the Chairman of the Corporate Governance and Nominating Committee for the entire Committee’s consideration.
     The information included in the Company’s proxy statement concerning any shareholder nomination will be limited to that information concerning the candidate and nominating shareholder required to be disclosed in accordance with the rules of the SEC.
     Audit Committee. The Audit Committee has been established in accordance with the requirements of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee is comprised entirely of Directors who are independent, as defined by The Nasdaq Stock Market listing standards, and who meet the special standards of independence adopted by the Securities and Exchange Commission (“SEC”) for audit committee members. The Audit Committee:
•	is directly responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company,

•	assists the Board of Directors in fulfilling its oversight responsibilities by overseeing
o	processes involved in the preparation and review of the financial reports provided to the public and the audits of the financial statements of the Company,

o	the Company’s systems of internal controls regarding finance and financial reporting, accounting, and legal compliance and ethics that management and the Board of Directors have established, and

o	the Company’s auditing, accounting and financial reporting processes generally, and
•	performs the other functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of The Nasdaq Stock Market.
     A full description of the Audit Committee’s functions is set forth in its Charter, which is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.
     The Audit Committee met 12 times during 2006. The Board of Directors has determined that O. Charlie Chewning, Jr., the Chairman of the Audit Committee, qualifies as an independent “audit committee financial expert” under the rules of the SEC.
     Compensation Committee. The Compensation Committee is comprised entirely of Directors who are independent as defined by The Nasdaq Stock Market listing standards. The Compensation Committee establishes the Company’s executive compensation philosophy, oversees the Company’s processes and procedures for consideration and determination of executive and director compensation and reviews and approves all executive compensation. In performing these functions, the Committee:
•	annually reviews and approves, for the Chief Executive Officer and for all other executive officers of the Company:
o	the annual base salary amount

o	the annual bonus payment

o	any long-term incentive compensation

o	any amendments to such executive’s employment agreement (if applicable), any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, in each case as, when and if deemed necessary or advisable and

o	any perquisites, special or supplemental benefits
•	considers and makes recommendations regarding management succession and related matters

•	annually reviews and approves all executive officers’ annual and long-term performance goals and compensation

•	reviews and makes recommendations regarding compensation of the members of the Board of Directors

•	administers and implements the Company’s compensation and equity-based plans and annually assesses the desirability of new incentive compensation plans and any increase in shares reserved for issuance under existing plans and

•	reviews the ownership of the Company’s stock by officers and key employees of the Company and establishes and monitors guidelines and procedures for stock ownership.
     The Compensation Committee annually reviews and approves corporate goals and objectives relevant to compensation of the Company’s President and Chief Executive Officer and evaluates his performance in light of those goals and objectives and has the sole authority to determine his compensation level based on that evaluation. The Compensation Committee Charter specifies that the President and Chief Executive Officer may not be present during voting or deliberations by the Compensation Committee with respect to his compensation.
     A full description of the Compensation Committee’s functions is set forth in its Charter, which is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.
     The Compensation Committee may delegate its authority to any of its members as the Compensation Committee deems appropriate consistent with applicable laws, rules and regulations; provided that any delegate must report any actions taken by him or her to the whole Compensation Committee at its next regularly scheduled meeting. In 2006, no such delegation occurred. With respect to equity compensation awarded to employees that are not executive officers or other officers of the Company, the Compensation Committee has delegated limited granting authority to our Chief Executive Officer. The Chief Executive Officer of the Company awarded 5,317 shares to key sales personnel in 2006 pursuant to a program previously approved by the Compensation Committee.
     The Compensation Committee’s Charter grants it sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of directors’ and executive officers’ compensation and to approve the consultant’s fees and other retention terms. For 2006, the Compensation Committee retained an independent compensation consultant, Findley Davies, Inc., to assist it in evaluating and establishing compensation for our executives, including assessing compensation trends, performing market analyses and recommending appropriate levels of compensation. For further information concerning our use of Findley Davies, Inc. see “Executive Compensation - Compensation Discussion and Analysis” below.
     In setting base salaries for our other executives, the Compensation Committee relies heavily on assessments and recommendations from the Chief Executive Officer and Vice President of Human Resources. In addition, the Chief Financial Officer annually submits recommendations to the Committee for the weightings of performance objectives to be used in the annual and long-term incentive plans, which weightings track the Company’s strategic focus over the applicable performance periods.
     The Compensation Committee met five times during 2006.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Tom E. Smith, William A. Coley, Raymond C. Groth and Linda M. Farthing served on the Compensation Committee in 2006. None of the directors who served on the Compensation Committee in fiscal year 2006 has ever served as one of our officers or employees or been party to a transaction required to be disclosed by applicable SEC rules. During 2006, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of Directors has reviewed and discussed the below section titled “Executive Compensation—Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
Submitted by the Compensation Committee of the Board of Directors:

Tom E. Smith, Chairman	William A. Coley
Raymond C. Groth	Linda M. Farthing

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction and Overview
     We utilize an Executive Compensation and Reward Philosophy and Strategy (the “Compensation Philosophy”) to help guide our compensation decisions regarding the elements of compensation paid to our executives, the structure of our compensation program and the overall level of compensation opportunity available to our executives. Pursuant to our Compensation Philosophy, we undertake a holistic review of the compensation components to ensure that the program meets our following key objectives:
•	continually attract, and perhaps more importantly, retain qualified management by maintaining compensation programs that are competitive with comparable employers;

•	motivate our executives to achieve our annual and long-term strategic goals and to reward performance based on the attainment, and, if applicable, surpassing of those goals; and

•	enhance long-term shareholder value and align the interests of our named executive officers with our shareholders.
Attract and Retain Qualified Management
     In recent years, our compensation structure has been significantly impacted by dramatic changes in the telecommunications industry. The industry continues to evolve from a collection of monopoly providers into a highly competitive business where companies such as ours are challenged to transition their management teams, services, processes and systems into organizations that can successfully attract and retain customers that are demanding greater functionality and features at lower costs. We have therefore devoted much of our personnel and compensation efforts over the last several years to attracting executive- and management-level personnel with the qualifications necessary to guide us through these challenges. As a result, three of our five named executive officers have been with the Company five years or less.
     With our core executive team now in place, our focus has shifted from recruiting to retaining the Company’s management team and providing incentives for our named executive officers to produce positive near-term results and viable long-term strategic plans in the face of the significant challenges present in the industry and our operating territory.
Motivate Executives to Achieve Annual and Long-Term Goals
     In our current operating environment, we must balance the goals of producing solid near-term financial results, recognizing those results are significantly impacted by increased competition and other external factors, with the need to upgrade our networks and services to compete successfully with new competitors and technologies and to enable future growth over the long-term. Like many traditional telephone companies, we anticipated a significant increase in competition due to a competitor’s launch of cable telephone service in our incumbent local exchange carrier (“ILEC”) territory, the area in which we historically were the monopoly provider of telephone services. Prior to the introduction of cable telephone service, we enhanced our network and implemented new product offerings designed to position us as a leading broadband provider in the marketplace. Maintaining superior broadband service capabilities has and will continue to be central to our competitive strategy. We are also focused on further evolving our network architecture and the services we will deliver over our network, including not only voice and data products but also video and entertainment products and services. We believe the timely execution of this plan will enhance our competitive position in the marketplace by allowing us to offer our customers a bundle of telecommunications and entertainment services: from traditional wireline and wireless voice services to video and high-speed data services and products.

     As a result of these business factors, we have tailored our performance-based compensation structure to motivate our named executive officers to:
•	maintain solid near-term, value-oriented financial performance in areas such as revenue, cash flow, balance sheet capacity and earnings results;

•	grow broadband customers and minimize telephone line losses in the face of new competitive and technology alternatives; and

•	develop and implement the technological, network and service upgrades that are vital to the future viability of the Company in the competitive landscape in which we operate.
     We stress objectively measurable Company performance as the most significant component of our compensation package and attempt to align the performance objectives with those objectives that we believe are most important to the Company and its shareholders over short and long-term planning horizons. Our current programs are structured such that compensation based on the Company’s performance comprises approximately 60% to 70% of a named executive officer’s targeted aggregate salary and annual and long-term incentive award opportunities. In 2006, performance-based compensation components accounted for over 60% of the total compensation earned by the Company’s named executive officers as disclosed in the 2006 Summary Compensation Table.
     The Compensation Committee believes that such an allocation is consistent with the Company’s approach of emphasizing objective Company performance, instead of subjective or individual performance, as the key driver in its compensation structure. We believe this structure aligns our named executive officers’ interests with those of our shareholders and provides optimal motivation for such executives to successfully navigate the Company through the challenges facing our industry.
Align Executive and Shareholder Interests
     To further align the interests of executives with our shareholders, the Compensation Committee has emphasized equity compensation as the principle form of incentive compensation opportunity available to executives. In 2006, target long-term incentive opportunity for named executive officers approximated 40% to 50% of the executives’ aggregate target salary and incentive compensation opportunity. Seventy-five percent of such equity compensation is paid in restricted stock that vests, assuming continued service, over a two-year period beginning upon issuance at the end of the performance period, and furthers our goal of generating significant retention incentives for the executive team.
How the Compensation Committee Determines Compensation
     The Compensation Committee of the Board of Directors has the authority to establish, administer and implement our incentive-compensation plans and equity-based plans and approve all executive compensation. Our executive team includes the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, all Senior Vice Presidents and Vice Presidents and the Company’s General Counsel.
     For 2006, the Compensation Committee retained an independent compensation consultant, Findley Davies, Inc., to assist it in evaluating and establishing compensation for our executives, including assessing compensation trends, performing market analyses and recommending appropriate levels of compensation.
     Use of Surveys and Benchmarking. The Compensation Committee’s consultant annually presents to the Committee an analysis of compensation trends and recent compensation practices at comparable companies. The Compensation Committee recognizes the limitations of using survey data in compensation decisions, including the lack of detailed information regarding the compensation practices and philosophies of the surveyed companies, the different management structures of those companies and the different strategies and level of performance of surveyed companies. Nevertheless, the Compensation Committee believes such data is helpful in determining market practices, which assists the Committee in gauging the sufficiency of the compensation elements for retention purposes and in testing the overall reasonableness of the program and the Committee’s decisions. In preparation for the Committee’s compensation decisions for 2006, the compensation consultant provided the Committee with two industry survey analyses and a peer company analysis. Each of the analyses focused on our specific executive positions and covered the following compensation elements: base salary, total cash compensation (base salary plus annual incentive plan awards) and total direct compensation (total cash compensation plus long-term incentive plan awards) and leverage (annual incentive value as a percentage of base salary). The Compensation Committee also looked to an Investor Peer Group (as defined below) as part of a historical performance assessment.
     For 2006 compensation, we used the William M. Mercer Telecommunications Survey (the “Mercer Survey”) and the Watson Wyatt Top Management Compensation Calculator (the “Watson Wyatt Survey”). Under the Mercer Survey, the consultant analyzed companies with less than $500 million in revenue. With the Watson Wyatt Survey, the consultant assessed two different groups of data (communications and telecommunications services and professional and general business services), and used our revenues in both analyses as an independent variable in a regression analysis designed to increase statistical validity. Because the non-CEO executive positions and responsibilities vary widely between companies, the Compensation Committee and its consultant frequently aggregate data for those executive officers in assessing market data for base salary and incentive awards.
     The consultant’s 2006 peer group analysis focused on 15 companies in the telecommunications industry with revenues ranging from $50 million to $500 million. The companies were selected based on size and industry, but also with a recognition that focusing solely on traditional telephone companies, which may not have the same broadband and entertainment product and network strategy that we do, was not necessarily appropriate. Several companies were selected in part due to their geographic proximity to us. The selected companies included the following: Alaska Communications Systems Group, Inc.; Boston Communications Group, Inc.; Commonwealth Telephone Enterprises, Inc.; D&E Communications, Inc.; EMS Technologies, Inc.; Fairpoint Communications, Inc.; Interdigital Communications Corp.; Internap Network Services, Corp.; Lightbridge, Inc.; Mpower Holding Corp.; North Pittsburgh Systems, Inc.; SBA Communications Corp.; Shenandoah Telecommunications Company; Surewest Communications; and US LEC Corp. For those 15 companies, the consultant was asked to review recent proxy data for the Chief Executive Officer position and the next four positions in the aggregate. The review included a performance comparison of the 15 companies relative to us on a number of measures, including earnings per share, revenue, net income and shareholder return. Because of the absence of 2006 market compensation data at the time compensation decisions for 2006 were made, the Compensation Committee’s consultant relied on most recent historical data and applied an adjustment to age the data to January 1, 2006.
     The Compensation Committee also assesses historical performance as compared to peer companies in the course of its compensation analysis. In doing so, the Compensation Committee reviews data provided by its consultant and also reviews data relating to an investor peer group (the “Investor Peer Group”). This Investor Peer Group does not track the peer group companies used by the consultant in analyzing compensation data in part due to the difference in timing associated with the compensation and end-of-year performance analyses. In addition, the Investor Peer Group focuses more on companies against which the investment community typically gauges our performance. The investment community generally compares us to traditional telephone companies operating in rural areas, with little consideration for our geographic operating region or our strategic plan. Although we believe it is appropriate to place more emphasis on our strategic plan and our location near urban Charlotte, North Carolina when reviewing compensation data, we also recognize our need to compete for shareholders within the Investor Peer Group and address investor community expectations. For 2006, the following companies comprised the Investor Peer Group: CenturyTel, Inc.; Citizens Communications Co.; Commonwealth Telephone Enterprises Inc.; D&E Communications Inc.; Hector Communications; Hickory Tech Corp.; Lynch Interactive Corp.; New Ulm Telecom; North Pittsburgh Systems Inc.; Shenandoah Telecommunications Co.; SureWest Communications; and Warwick Valley Telephone Co. The Compensation Committee modifies the peer group annually as appropriate to respond to changes resulting from merger and acquisition activity and to better reflect the companies against which our performance is compared within the investment community.
     The Compensation Committee does not rely exclusively on the market data in establishing the level of salary or performance-based award opportunity available to an executive, but does believe that such market data should play a role in determining a range of reasonableness for such compensation elements. Pursuant to our Compensation Philosophy, we have established broad parameters for determining the appropriate range of reasonableness. These parameters provide that the level of compensation should generally fall within a range between the 25th and 50th percentile in the case of average-level performance. For superior performance, the Compensation Philosophy provides that a guideline compensation range should generally be between the 50th to 75th percentiles. The Compensation Committee annually reviews these guidelines with the compensation consultant to assess their appropriateness.
     Because our annual performance plan and salary comprise almost all of the cash compensation to the executives, the Compensation Committee aggregates the annual performance plan and salary components to assess the total cash compensation available to the executives and compares those figures to total cash compensation at comparable companies. The Compensation Committee then assesses total direct compensation, which aggregates total cash compensation with the long-term incentive program opportunity, to determine the reasonableness of the overall structure relative to comparable companies and other factors.
     Tally Sheets. We also utilize tally sheets to provide the Compensation Committee with an overall view of the value of the compensation package to each executive, and the costs of those benefits to the Company. For 2006, the Compensation Committee’s consultant presented tally sheets to the Committee that included all salary, cash and equity incentive compensation and all benefits and perquisites paid to each executive during the previous year, with a per element comparison to a competitive range. The tally sheets then provide the Compensation Committee with a total compensation figure for each executive. The tally sheets also summarize the total direct compensation opportunity and competitive range of that compensation based on survey data. The tally sheets further provided an estimate of the total unrealized value of long-term incentives as of the end of the preceding year and an assessment of the total compensation to the executive in the event of a termination voluntarily, not for “cause” or due to a “change in control” (each as defined under Potential Payments Upon Termination or Change in Control below). These sheets generally serve as a check for the Compensation Committee to ensure that it fully appreciates the value of each element of compensation and the total value of those elements to the executive.
Components of Executive Compensation
     Our compensation package for our named executive officers is comprised of:
•	base salary paid in cash;

•	annual cash and long-term equity incentive award opportunities each dependent on Company performance;

•	retirement benefits in the form of a defined benefit pension plan, Company contributions to a 401(k) defined contribution plan and Company contributions to a non-qualified deferred compensation plan;

•	a limited perquisite package; and

•	certain compensation and benefits in connection with certain terminations following a change in control.
Base Salary
     We provide a level of base salary to attract and retain executives and to provide each executive with a base level of assured cash compensation appropriate for their role in the organization and experience. Base salary is therefore based to a significant extent on the position’s role and responsibilities and the performance of the executive in his position, as well as on the market status of the person’s position. The Compensation Committee also considers the Company’s historical achievement of certain financial and operational goals over one-year and multiple-year periods. Because the incentive programs are designed to reward for future achievement against Company performance criteria, the Committee does not factor those historical results into its incentive programs, but instead into its consideration of base salary adjustments for executive officers, and principally the Chief Executive Officer.

     Chief Executive Officer. In determining the 2006 salary of our Chief Executive Officer, the Compensation Committee reviewed the 2005 salary and total compensation package of the Chief Executive Officer; the 2005 performance of the Chief Executive Officer; the 2005 performance of the Company relative to its financial goals and comparable companies; and the market analyses and other data provided by the Compensation Committee’s compensation consultant. For 2006, the Compensation Committee set the Chief Executive Officer’s salary at $308,712, which was the same salary he received in 2005. This salary was between the 25th and 50th percentiles for comparable companies. The Committee’s ultimate salary determination relied less on objective factors, but instead principally on the Compensation Committee’s observation of the Chief Executive Officer’s and Company’s performance and its general experience in assessing appropriate level of salary given all relevant facts and circumstances known to the Committee. The decision to maintain the Chief Executive Officer’s salary at its current level was also influenced by the Chief Executive Officer’s request that his salary not be increased for 2006. In addition, the Compensation Committee viewed the lower salary relative to the average as appropriate given its view that the most significant component of the Chief Executive Officer’s compensation opportunity should be in performance incentives.
     The Compensation Committee also believed our recent historical performance relative to our Investor Peer Group and other comparable companies supported its view that a salary for our Chief Executive Officer that approximated the 25th to 50th percentile for comparable companies was reasonable. Based on recent historical data, the Compensation Committee determined that we have generally performed on par with or superior to comparable companies in metrics such as revenue growth, earnings before interest, income taxes, depreciation and amortization(“EBITDA”) growth, customer retention and net income. Although some comparative analyses showed our shareholder return lagged that of peer companies over a multi-year period, the Compensation Committee observed that those analyses were heavily impacted by the aggressive dividend strategy adopted by some of those companies. Although we view dividends as an important element of shareholder return, and have increased our dividend by approximately 85% in the last three years, we have primarily focused on utilizing our cash to build balance sheet capacity and fund, or enable the funding of, strategic efforts targeted at long-term growth. As a result of not pursuing a more aggressive dividend strategy involving the distribution of significant percentages of cash flow, similar to certain peer companies, we have significantly trailed those companies in dividend yield over a multiple-year period.
     Other Named Executive Officers. Although the Compensation Committee also used market analyses in assessing a reasonable level for the 2006 base salaries of the other named executive officers, the ultimate salary determination for those officers relied heavily on assessments and recommendations from the Chief Executive Officer and Vice President of Human Resources. The Committee receives salary recommendations for these executives from the Chief Executive Officer which, with minor adjustments, are generally accepted to the extent they fall within a reasonable range for the position, as indicated by the Committee’s market analyses. The evaluations of each executive included an assessment of the individual’s performance, his level of experience in the telecommunications industry, his record of performance and contribution to our success relative to his job responsibilities and his overall service to the Company.
     Based on these assessments and recommendations, salaries for our named executive officers in 2006, other than our Chief Executive Officer, increased in the aggregate approximately 1.7% from 2005 salaries. The salaries established for those named executive officers were as follows: Mr. Dowd — $274,000; Mr. Nash — $217,225; Mr. Hausman — $212,220 and Mr. Armistead — $177,000. Based on the data reviewed by our Compensation Committee, the base salaries for these officers in the aggregate were slightly below the 50th percentile for base salaries paid to executives of comparable companies. The Compensation Committee deemed the salaries reasonable and consistent with the Company’s position near the 50th percentile in revenue for the peer group companies and the Company’s emphasis on performance-based compensation.
Performance-Based Compensation
     We provide an annual and long-term incentive award opportunity to further motivate our named executive officers to achieve specific objectives over one- and multiple-year periods. Each year, the Compensation Committee’s consultant submits for the Committee’s consideration recommendations regarding changes in the structure of our performance-based programs for the following year, including changes to:
•	the form of payouts under such programs;

•	the type of, and vesting schedule for, equity awarded under the programs; and

•	the percentage of base salary that should represent each executives’ performance payout opportunity under the annual and long-term incentive programs.
     At the beginning of the following year, the performance objectives are established based on the budget and strategic plan process that concludes with review and approval by the Board of Directors. The target award objectives are generally established based on our budgeted performance. With respect to the annual program, the target level performance also generally mirrors the initial full year guidance provided to the investor community in the first quarter of the relevant year. The Chief Financial Officer submits recommendations for the weightings of performance objectives to be used in the annual and long-term incentive plan for that year, which weightings track the Company’s strategic focus over the planning period. The Committee then reviews and adjusts as appropriate each of the elements and variables in the performance-based compensation programs and adopts annual and long-term incentive plans for the planning period. The details of the annual and long-term incentive programs for 2006 are discussed below.
     Annual Incentive Awards. We provide a cash-based annual incentive award to motivate executive officers to achieve, and to reward for achieving, certain near-term financial, operational and strategic objectives. The annual incentive awards are currently based on our performance during a fiscal year relative to pre-approved objectives and weightings established by the Compensation Committee utilizing our annual budget plan set by the Board of Directors. Plan awards are payable in cash if and to the extent the Company attains the performance goals set by the Committee as reflected in the plan.
     Potential awards are specified as a percentage of the executive’s annual base salary. In 2006, for the Company’s Chief Executive Officer, the potential awards ranged from 25% of base salary for gate, or threshold, achievement (“Gate”) to 150% for stretch, or maximum, achievement (“Stretch”), with the award opportunity established at 75% of base salary for target achievement (“Target”). For Messrs. Dowd, Nash and Hausman, the potential awards were 20%, 50% and 100% of base salary for Gate, Target and Stretch achievement, respectively. For Mr. Armistead, the award potential was 15%, 35% and 70% of base salary for Gate, Target and Stretch, respectively.
     In determining the appropriate annual incentive award opportunity for each position, the Compensation Committee recognized the difficulty in relying on comparable company data because of the lack of information on the structure and objectives used by those companies, which were likely different than ours, and the inability to anticipate the level of performance those companies will achieve (and therefore what performance would be good, bad or average within the peer group) at the time the incentive targets for the Company are established. Therefore, we do not rely exclusively on such comparative analyses. However, consistent with its Compensation Philosophy, the Committee has sought to establish the total Target cash compensation opportunity (base salary plus annual incentive) at a level that approximates the 50th to 60th percentiles of comparable company performance based on the historical data that is available to it, with the Gate and Stretch objectives designed to yield a total cash compensation opportunity that approximates the 25th and 75th percentile, respectively. We believe that a Target opportunity that slightly exceeds the 50th percentile is appropriate given our emphasis on incentive-based compensation in the cash component of our Compensation Philosophy and the level of difficulty associated with achievement of the Target strategic metrics included in the program, which involved the development and launch of a video service business within the term of the program.
     In establishing the metrics and weightings for the annual incentive plan, the Compensation Committee, due to the significant changes to the competitive and technological landscape of the telecommunications industry, believed that (1) achieving significant growth in broadband and wireless customers, while minimizing our ILEC line losses in the advent of cable telephone competition, and (2) successfully executing our strategic broadband and video plan should be weighed more heavily than the achievement of near-term financial results. Accordingly, for 2006, the annual incentive award placed a 40% weight on financial objectives and a 60% weight on operational and strategic objectives. For a detailed description of the 2006 annual incentive plan see “Narrative to Summary Compensation and Grants of Plan-Based Awards Table — 2006 Annual Incentive Plan” below.

     Although the Compensation Committee retains the discretion to modify a payout that would otherwise be awarded pursuant to an annual performance plan, the Compensation Committee has not historically exercised that discretion with respect to the annual incentive program.
     Long-Term Equity Incentive Awards. Long-term incentive awards are based on the Company’s multi-year performance relative to specific, pre-approved performance objectives and weightings derived primarily from our strategic plan. The long-term incentive awards are paid in Company restricted and unrestricted common stock with the aim of fostering executive officer ownership and aligning the executive with the shareholders. The long-term incentive program is currently the only mechanism through which executives are awarded equity compensation. Of the shares of common stock paid when an award is earned under the long-term incentive program, twenty-five percent are unrestricted, twenty-five percent are restricted for one additional year based on continued service and the remaining 50% are restricted for two additional years from the date of payout following the performance period based on continued service. The Compensation Committee views the heavy weighting toward multi-year restricted stock, which is not fully unrestricted until four years after the date of the award (assuming a two-year program), as an important retention tool for the Company. Executives are entitled to receive dividend payments on restricted stock issued under the long-term incentive program.
     The Compensation Committee has emphasized the long-term incentive program as the principle form of incentive compensation opportunity available to executives. In 2006, target long-term incentive opportunity for named executives approximated 40% to 50% of the executives’ aggregate target salary and incentive compensation opportunity.
     In assessing the reasonableness of the executive’s award opportunity under the long-term incentive program, and the achievement measures required to obtain those awards, we generally follow a guideline, consistent with our Compensation Philosophy, that the Target long-term incentive award should be at or near a level such that executives’ total direct compensation (salary, annual incentive plan opportunity and long-term incentive plan opportunity) should approximate the 50th percentile of comparable companies and positions, with Gate and Stretch levels approximating the 25th and 75th percentile, respectively. However, the Compensation Committee recognizes the difficulty of establishing targets based on comparative company data because of:
•	the lack of information on the long-term incentive programs of the comparative companies;

•	the likelihood that other companies are basing their long-term incentive programs on different, and in some cases, subjective, factors; and

•	the data available to the Compensation Committee when the program for a particular period is established may not accurately represent the true comparative position of that compensation at the time the awards are paid.
     Accordingly, the Compensation Committee relies principally on its judgment and experience in establishing the award opportunity and metrics for our long-term incentive plans.
     For 2006, our named executive officers participated in two long-term incentive plans: a plan covering the three-year performance period from 2004 through 2006, which was earned at the end of 2006, and a plan covering the two-year performance period from 2006 through 2007, which will not be earned until the end of 2007. Although prior to 2005 we had used a three-year performance period, the Compensation Committee determined in 2005 that a two-year performance period was more appropriate and consistent with the Company’s compensation objectives due to the volatile and rapidly changing telecommunications industry, and the resulting difficulty in predicting operational and financial goals, as well as the relevant peer group, for more than a two-year period. Accordingly, the Compensation Committee approved long-term incentive awards in early 2006 for the 2006 to 2007 performance period. Other than the key financial measurements and their weightings, the terms of the long-term incentive plan for the 2006 to 2007 performance period are the same as those of the long-term incentive plan for the for the 2004 through 2006 period.

     Under both plans, the Chief Executive Officer’s award opportunity, which is specified as a percentage of his base salary, is 80% for Gate, or threshold achievement, 200% for Target achievement, and 400% for Stretch, or maximum achievement. For Messrs. Dowd, Nash and Hausman, the percentages are 50%, 100% and 200% for Gate, Target and Stretch, respectively. For Mr. Armistead, the percentages are 30%, 50% and 100%, respectively.
     The performance measures for the 2004-2006 plan were operating revenue, operating EBITDA, earnings per share, cumulative operating free cash flow and total shareholder return vs. investor peer index. For the 2006-2007 plan, the Compensation Committee added additional weight to the shareholder return metric and increased the achievement requirements for that metric. As discussed under Base Salary above, this change was based on data showing a lag relative to peer companies in shareholder return over recent historical periods. Under the 2006-2007 plan, we must achieve at least the average shareholder return among the Investor Peer Group for executives to reach the Gate threshold. The Compensation Committee also substituted customer metrics for earnings per share in the 2006-2007 program to further stress the importance over the period of maintaining our existing telephone customer base and growing our customer base for our video and higher speed bandwidth products. The Compensation Committee believed earnings per share should not be a gauge of executive performance over the two-year period given the video and broadband strategic plan, which may over that period limit our ability to provide growth in earnings per share, even though we believe the execution of the plan will better position us to generate positive earnings growth over a longer planning horizon. In addition, the Compensation Committee reduced the emphasis on cumulative cash flow due to the need to invest capital into the business to support the video and broadband plan.
     For detailed descriptions of the 2004-2006 plan and the 2006-2007 plan, see “Summary of Compensation and Grants of Plan-Based Awards — Long-Term Incentive Plans” below. In addition, the Compensation Committee recently made changes to the long-term incentive program for 2007. See “Changes to Executive Compensation for 2007” for a summary of these changes.
     In determining the actual number of restricted and unrestricted shares of common stock that are awarded under a long-term incentive plan at the end of the performance period, we first establish the dollar amount of the award based on the Company’s performance relative to the particular long-term incentive plan and the particular executive’s payout percentage for that achievement. The Compensation Committee then determines whether any modifications should be made to the amount of the award, and establishes the final dollar value. The Compensation Committee retains the discretion to modify the amount of an award for any reason, but generally reserves the exercise of that discretion to situations where particular events would result in a distortion of the Company’s, and the executives’, performance relative to the metrics if the financial impact of such events were included.
     The dollar value of the award determined by the Compensation Committee is then divided by the average closing market price for all trading days in the month of December at the end of the applicable performance period. Thus, the price used to calculate the number of shares is based on a historical period that is unrelated to the price on the actual grant date. Because the Company’s stock can be subject to significant volatility, using the average price over a historical period reduces the risk of significant positive or negative impact on the level of payout based on a one-day fluctuation in the stock. In addition, the use of a historical period that is pre-set multiple years before the actual payout reduces the risk, and the potential appearance, of any manipulation of the timing of the award to affect payouts, and eliminates the concern regarding the timing of such grants and their proximity to earnings announcements or other market events.
Stock Options and Other Equity Compensation
     In 2005, we modified our long-term incentive program in response to expected changes in the accounting for stock options pursuant to SFAS 123R and due to the unpredictability of the telecommunications market, which limited the effectiveness of the options as an incentive and retention tool. With the modifications, we eliminated the annual stock option program for the executives and added the value of that benefit to the long-term incentive opportunity for the 2004 to 2006 program discussed above. As result, the Company no longer uses stock options as a form of executive compensation, and no options were granted to executives in 2006.
     In connection with the elimination of stock option grants, the Compensation Committee in 2005 approved the immediate and full acceleration of the vesting of each otherwise unvested stock option granted under the Company’s Amended and Restated 2001 Stock Incentive Plan. The decision to accelerate the vesting of these options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following our implementation of SFAS 123R in the first quarter of 2006. We believe that the aggregate future expense that was eliminated as a result of the acceleration of the vesting of these options approximates up to $6 million. Based on the closing price of the Company’s common stock of $10.67 per share on August 10, 2005, the date of acceleration, approximately 77,000 of the accelerated options were in-the-money (i.e., the option exercise price was less than $10.67 per share) and approximately 952,000 of the accelerated options were out-of-the money (i.e., the option exercise price was greater than or equal to $10.67 per share).To limit the named executive officers’ realization of the benefits associated with the accelerated vesting, each officer with a title of vice president and above, including each named executive officer, agreed to a lock-up agreement to refrain from selling stock acquired upon the exercise of accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of service or upon a “corporate transaction” as defined in the Amended and Restated 2001 Stock Incentive Plan.
     In 2006, all stock granted to named executive officers was granted by the Compensation Committee pursuant to the Company’s long-term incentive plan discussed above, although the Compensation Committee retains the discretion to grant when appropriate additional awards of nonqualified and/or incentive stock options and/or restricted common stock from the Company’s Amended and Restated 2001 Stock Incentive Plan. We do not have a program, plan or practice to time our equity grants in coordination with the release of material non-public information.
Stock Ownership Guidelines
     At the end of each year, our Compensation Committee reviews the stock ownership of our named executive officers relative to ownership guidelines approved by the Compensation Committee and effective January 1, 2003. The guidelines are based on a multiple of the named executive officer’s base salary for the year. Each named executive officer is expected to achieve a particular multiple of his base salary by the later of the fifth and tenth year after adoption of the guidelines or completion of his fifth and tenth years of employment. For our Chief Executive Officer, the five-year ownership guideline is 2.5 times base salary, and the ten-year guideline is five times base salary. For Messrs. Dowd, Nash and Hausman, the five-year ownership guideline is 1.25 times base salary and the ten-year guideline is 2.5 times base salary. For Mr. Armistead, the five- and ten-year ownership guidelines are 0.75 and 1.5 times base salary, respectively. As of December 31, 2006, all named executive officers had exceeded their five-year guideline. The following table depicts the ownership requirements of each of our named executive officers, the completed years of employment with the Company and their current stock ownership as a multiple of base salary. All data is as of December 31, 2006.

				Ownership
				Multiple at
	Five-Year	Ten-Year	Years	Fiscal Year
Name	Multiple	Multiple	Employed	End
Michael R. Coltrane	2.5	5	18	22.36
Matthew J. Dowd	1.25	2.5	5	1.51
Michael R. Nash	1.25	2.5	8	1.48
James E. Hausman	1.25	2.5	4	4.15
David H. Armistead	0.75	1.5	3	0.86
     We prohibit all employees from purchasing or selling options on Company stock and engaging in short sales with respect to our stock. We also prohibit our employees from trading in puts, calls, straddles, equity swaps and other derivative securities that are directly linked to our stock.
Retirement Plans
     We currently offer three primary forms of retirement benefits for our named executive officers, two of which are available generally to all employees of the Company:
•	a traditional defined benefit pension plan;

•	a 401(k) plan with company match; and

•	a non-qualified deferred compensation plan with company match (available generally only to executive officers).
     Pension Plan. Our non-contributory pension plan, the Pension Plan of The Concord Telephone Company (the “Pension Plan”), applies to all employees who have completed one year of service and attained age 21. No employee has any vested benefits until he or she attains five years of service. For further information, see the “Pension Benefits” table and accompanying narrative below.
     401(k) Plan. Our executives also participate in our generally available tax-qualified 401(k) plan, which allows employee contributions of pre-tax salary and bonus dollars into an individual account. The maximum contribution in 2006 was $15,000 for employees under the age of 50 and $20,000 for employees over the age of 50. We make matching contributions to all participants equal to 25% of the first 5% of salary contributed to the Plan (the “Base 401(k) Match”). We also provide all employees with a supplemental match based on the performance of the Company relative to the annual incentive plan. This supplemental match was 44% in 2006. For further information, see the “Summary Compensation Table” below.
     Deferred Compensation Plan. On December 1, 2001, we adopted the Executive Nonqualified Excess Plan of The Concord Telephone Company (the “Deferred Compensation Plan”), which is administered by the Compensation Committee. This plan replaced a costlier Supplemental Executive Retirement Plan, described below, and was aimed at providing a mechanism for executives to defer a greater portion of their income for retirement purposes in light of the contribution limits imposed by the 401(k) and pension plan rules.
     We may also make contributions on behalf of such participants in the Deferred Compensation Plan. To further retention efforts, we have imposed a vesting schedule on Company contributions to the Deferred Compensation Plan. For further information, see the “Nonqualified Deferred Compensation” table below.
     SERP. Until December 31, 2000, we offered a Supplemental Executive Retirement Plan (“SERP”) to certain executives. As of that date, we determined that no new participants would be added and the benefit accrual would be frozen under the SERP, subject only to an annual interest adjustment to such benefit accrual. The SERP was intended to provide an aggregate income replacement ratio of up to 60% of the participating employee’s pre-retirement average compensation when taking into account our Pension Plan and Social Security. Our decision to freeze the plan was made to reduce the costs to us from our executive retirement package and was also based on a determination that the existing Pension Plan, when coupled with the Company’s 401(k) plan and Deferred Compensation Plans would provide sufficient retirement savings opportunities for our executives. As of December 31, 2006, our Chief Executive Officer was the only named executive officer with an accrued benefit under the SERP. For information on this accrued benefit, see the “Pension Benefits” table below.
Termination and Change in Control
     Change in Control Agreements. We believe that reasonable change in control benefits are necessary to provide our named executive officers with a level of protection in the event of a change in control event, to further align the executives’ interests with those of the shareholders and to promote the retention of the named executive officers through any change in control process or the threat thereof. By providing reasonable change in control benefits, any reluctance on the part of the executives to consider a change in control transaction that may be in the best interest of shareholders is at least reduced. Based on the Compensation Committee’s review of the change in control agreements of its Investor Peer Group in February 2007, the Committee believes the level of benefits provided by the named executives’ change in control agreements other than that for the Chief Executive Officer were generally below those offered by its Investor Peer Group companies to their executive officers. As a result, in February 2007, the Company amended the change in control agreements in place at such time to (i) increase the severance payment that would be payable to the executives, other than Mr. Coltrane, (ii) require the executives to provide a general release of employment-related claims against the Company as a condition to receiving the severance benefit and (iii) adjust the length of the period following termination that the executives would be restricted from competing with the Company. For a more detailed description of these changes, see the “Changes to Executive Compensation for 2007” section below.

     The change in control agreements all provide a “double-trigger” requirement, such that, before any change in control benefits are paid to an executive, both a change in control and a termination of employment must take place. We elected a double-trigger structure because of our view that paying benefits for a mere change in control without a loss of employment would not be consistent with our goal of providing protection to the named executive officer from adverse employment action as a result of a transaction.
     For a detailed description of applicable triggering events and severance payments and benefits that may become payable under the change in control agreements, as amended in February 2007, see "Potential Payments Upon Termination or Change in Control” below.
     Severance. We generally do not guarantee severance benefits to our named executive officers beyond an initial period of employment, but will provide such benefits if deemed appropriate or necessary by us in a particular circumstance. For further information, see “Potential Payments Upon Termination or Change in Control” below.
Employment Agreements
     We have entered into employment agreements with Messrs. Dowd, Hausman and Armistead under which they are entitled to certain compensation and benefits. For a description of these employment agreements, see “Employment Agreements” below. Presently, no other executive is party to an employment agreement with the Company.
Perquisites and Other Benefits
     We offer our named executive officers a limited perquisite package that is designed to keep us competitive within the market and provide those executives with a presence within the community. Executive benefits and perquisites are based on advice from the Compensation Committee’s consultant and the Committee’s own understanding of the market and the value of these programs in executive retention. The Compensation Committee annually reviews our executive perquisite package for its appropriateness.
     The current maximum an executive can receive annually through our standard perquisite program is approximately $20,000. The amount of perquisites to which an executive is entitled escalates with his or her position. The types of perquisites currently available to named executive officers are an annual automobile allowance, reimbursement of up to $1,500 per year in fees for financial planning and tax preparation and reimbursement of country club dues of up to $225 per month.
     Executives that are eligible for the car allowance are required to pay all expenses regarding the purchase or lease, insurance, maintenance and operating expenses of the vehicle, including all mileage expenses incurred in the course of business travel.
     We provide limited reimbursement for country club dues to encourage executives to become more involved in the community, and, in particular, in social activities with other community leaders. Country club membership also provides an opportunity for executives to entertain customers and other persons with whom we have business relationships. We encourage executives to select a club having a location and stature that promotes our presence in the market.
     We provide the limited financial planning assistance reimbursement to encourage use of expert financial planners, which we believe will minimize the amount of executive time and attention devoted to that topic and help ensure that the executive is maximizing the net reward provided through our executive compensation program.
     Additionally, all of our executives are required to have an annual physical examination that is paid for by the Company.

     The following table shows the perquisite eligibility for each named executive officer in 2006 (all dollars in the nearest whole dollar):

	Mr. Coltrane	Mr. Nash	Mr. Hausman	Mr. Dowd	Mr. Armistead
Automobile Allowance (annually)	$15,000	$15,000	$12,500	$12,500	$8,500

Financial Planning and Tax Preparation Reimbursement (annually)	Up To $1,500	Up To $1,500	Up To $1,500	Up To $1,500	N/A

Monthly Country Club Dues (annually)	Up to $2,700	Up to $2,700	Up to $2,700	Up to $2,700	N/A

Physical Examination (annually)	Up to $700	Up to $700	Up to $700	Up to $575	Up to $450
     In addition, on an annual basis the Company sponsors a reward trip for our best performing sales personnel and their spouses. In his role as Senior Vice President with primary responsibility for sales and marketing, Mr. Dowd and his spouse attend the Pinnacle Award trip. In addition, we make a tax gross-up payment to Mr. Dowd to reimburse him for associated income taxes. For additional information on the perquisites provided to the named executive officers in 2006, including the valuation of such amounts, see the “Summary Compensation Table” below.
Section 162(m) Considerations
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. Our policy is to qualify our named executive officers’ compensation for deductibility under section 162(m) to the extent the Compensation Committee determines it to be appropriate. For 2006, none of our executives’ compensation subject to the deductibility limits of section 162(m) exceeded $1 million. The Compensation Committee has considered the effect of this Internal Revenue Code limitation and has concluded that the limitation will not have any significant effect on the Company’s income tax liability.
Changes to Executive Compensation for 2007
     Long Term Incentive Program. On February 22, 2007, the Compensation Committee established a long-term incentive award program for its named executive officers for the 2007 through 2011 period. In establishing the program, the Compensation Committee modified its historical long-term incentive structure (including the structure described above for the 2004-2006 and 2006-2007 performance periods) whereby awards were made at the conclusion of a multi-year measurement period based on the Company’s performance over that period relative to pre-approved financial and operational performance metrics. Due to the difficulty of establishing multi-year objectives in the Company’s current industry and business environment, and to increase the retention incentive associated with the long-term program, the Compensation Committee modified the award structure to use performance-accelerated restricted stock that vests no earlier than five years from the date of grant, unless the Company achieves certain shareholder return metrics prior thereto.
     Specifically, under the 2007-2011 long-term incentive award program, Messrs. Coltrane, Dowd, Hausman, Nash and Armistead received an award of performance-accelerated restricted stock under the Company’s shareholder-approved Amended and Restated 2001 Stock Incentive Plan in an amount equal to two times their annual base salary. The restricted stock awards will vest on February 22, 2012, unless vesting is accelerated due to the achievement of certain total shareholder return metrics. Specifically, accelerated vesting would be triggered if the Company’s total shareholder return for the applicable measurement period exceeded the mean total shareholder return of a peer group of companies by 20%. The accelerated vesting measurement periods and opportunities are as follows:

Measurement
Period	Acceleration
(Fiscal Year)	Opportunity
2007-2008	50%
2007-2010	100%
     The restricted stock awards will vest in full (to the extent not previously accelerated) five years from the date of grant (February 22, 2012). As stated above, although the Committee sought to reward performance with the restructured long-term incentive program, it also focused on increasing the retention incentive applicable to the named executive officers. As such, the Committee included the feature of full vesting, regardless of achievement of the performance metric, after five years of continued service by the executive. Any unvested restricted stock would be forfeited upon termination of a named executive officer’s employment other than due to death or disability.
     Amended Change in Control Agreements. On February 22, 2007, the Company also amended its change in control agreements with Messrs. Coltrane, Dowd, Hausman, Nash and Armistead. The Compensation Committee modified the agreements in response to market research showing that the Company’s change in control benefits payable to the Company’s named executive officers, other than its Chief Executive Officer, were generally less than those provided by companies in the Company’s Investor Peer Group. The amendments increased the severance payment payable to the executives, other than Mr. Coltrane, required the executives to provide a general release of employment-related claims against the Company as a condition to receiving the severance benefit and adjusted the length of the period following termination that the executives would be restricted from competing with the Company. Specifically, under the amended agreements, the lump sum payment payable to Messrs. Dowd, Nash, Hausman and Armistead was increased from 12 months of compensation to 24 months of compensation. Compensation for this purpose is calculated in the same manner as the previously existing change in control agreements. Such named executive officers would also be entitled to maintain for 24 months, increased from 12 months, following termination, medical, life and short and long-term disability insurance and participation in all qualified retirements plans. Additionally, the executives would be entitled to receive outplacement assistance for up to six months at the Company’s expense. The agreements contain confidentiality provisions and two-year post-employment non-competition and non-solicitation covenants. The agreements continue to prohibit payment of any benefit that would be deemed an excess parachute payment under Internal Revenue Code Section 280G or any successor provision. See “Potential Payments Upon Termination or Change in Control” below.
Summary of Compensation and Grants of Plan-Based Awards
     The following table sets forth information concerning the compensation earned during 2006 by our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2006 (collectively, the “named executive officers”) (all dollars in the nearest whole dollar).

2006 Summary Compensation Table

				Change in
				Pension
				Value and
				Non-
				qualified
			Non-Equity	Deferred	All Other
			Incentive	Comp-	Comp-
		Stock Awards	Plan Comp-	ensation	ensation
Name and Principal Position	Salary	(1)	ensation (2)	Earnings (3)	(4)	Total
Michael R. Coltrane Chairman of the Board of Directors, President and Chief Executive Officer	$308,712	$1,309,989	$370,440	$48,435	$72,092	$2,109,668

Matthew J. Dowd Senior Vice President	274,011	320,238	219,200	9,150	57,877	880,476

Michael R. Nash Senior Vice President	217,233	252,383	173,780	21,117	55,790	720,303

James E. Hausman Senior Vice President, Chief Financial Officer and Treasurer	212,228	243,100	169,776	14,182	54,614	693,900

David H. Armistead General Counsel and Secretary	177,007	92,005	99,120	5,197	28,852	402,181

(1)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2006 pursuant to SFAS 123R for long-term incentive awards, except for purposes of this column we have disregarded estimates of forfeitures related to service-based vesting conditions. There were no forfeitures of long-term incentive awards for the named executive officers in 2006.

(2)	Represents amounts earned by named executive officer under 2006 annual incentive plan. For additional information on these awards, see the “Grants of Plan-Based Awards” table and “2006 Annual Incentive Plan” below. In addition, see “Performance-Based Compensation—Annual Incentive Awards” in the Compensation Discussion and Analysis above.

(3)	The amounts shown in this column consist solely of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under our Pension Plan and, in the case of Mr. Coltrane only, amounts accrued under our Supplemental Executive Retirement Plan. See the “Pension Benefits” table and “Nonqualified Deferred Compensation” table below for additional information regarding the Pension Plan and Supplemental Executive Retirement Plan.

(4)	The amounts set forth in this column consist of (i) matching contributions made by the Company to our 401(k) plan, (ii) Company premiums paid on life insurance plans for each named executive officer, (iii) Company contributions made to the Executive Nonqualified Excess Plan (the nonqualified deferred compensation plan), (iv) Company premiums paid for supplemental short- and long-term disability insurance, (v) an annual automobile allowance, (vi) financial planning and tax preparation reimbursement, (vii) country club dues reimbursement;

(viii)	for Mr. Dowd only, Pinnacle Award Trip and related tax-gross up payment; and (ix) required annual physical examinations during 2006 as follows (all dollars in the nearest whole dollar):

	Mr. Coltrane	Mr. Dowd	Mr. Nash	Mr. Hausman	Mr. Armistead
401(k) Contributions	$ 7,920	$7,920	$7,920	$ 7,920	$ 7,920
Life Insurance	24,640	8,913	12,877	11,983	2,200
Excess Plan	8,250	8,250	8,250	8,250	8,250
Disability Insurance	11,382	7,659	6,843	9,761	1,532
Automobile Allowance	15,000	12,500	15,000	12,500	8,500
Financial Planning and Tax Prep	1,500	1,500	1,500	1,500	—
Club Memberships	2,700	2,700	2,700	2,700	—
Pinnacle Award Trip and tax gross-up	—	8,435	—	—	—
Physical Examination	700	—	700	—	450
Total	$ 72,092	$57,877	$55,790	$ 54,614	$ 28,852
     For additional information on the perquisites included in the above table, see “Perquisites and Other Benefits” in the Compensation Discussion and Analysis above.

2006 Grants Of Plan-Based Awards
     The following table sets forth information concerning grants of plan-based awards made to the named executive officers during 2006 (all dollars in the nearest whole dollar).

									Grant Date
									Fair Value
			Estimated Possible Payouts Under			Estimated Future Payouts Under			of Stock
		Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			and Option
Name	Plan	Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Michael R.	Annual Incentive (2)	—	$77,178	$231,534	$463,068
Coltrane	2006-2007 LTIP (3)	02/17/06				$246,970	$617,424	$1,234,848	$—

Matthew	Annual Incentive (2)	—	54,800	137,000	274,000
J. Dowd	2006-2007 LTIP (3)	02/17/06				137,000	274,000	548,000	—

Michael	Annual Incentive (2)	—	43,445	108,613	217,225
R. Nash	2006-2007 LTIP (3)	02/17/06				108,613	217,225	434,450	—

James E.	Annual Incentive (2)	—	42,444	106,110	212,220
Hausman	2006-2007 LTIP (3)	02/17/06				106,110	212,220	424,440	—

David H.	Annual Incentive (2)	—	26,550	61,950	123,900
Armistead	2006-2007 LTIP (3)	02/17/06				53,100	88,500	177,000	—

(1)	The “Grant Date” reflects the date on which the Compensation Committee approved the 2006-2007 long-term incentive plan. For SFAS 123R purposes, no official grant date for the 2006-2007 long-term incentive plan awards exists until the end of the applicable performance period.

(2)	The amounts shown in these rows reflect the Gate (threshold), Target and Stretch (maximum) award opportunity under the 2006 annual incentive plan. See “—2006 Annual Incentive Plan” below and “Performance-Based Compensation” in the “Compensation Discussion and Analysis” above for additional information.

(3)	The amounts shown in these rows reflect the Gate (threshold), Target and Stretch (maximum) award opportunity under the 2006-2007 long-term incentive plan. These awards are denominated in dollar amounts but are paid in restricted and unrestricted shares of common stock. See "—Long-Term Incentive Plans” below for additional information. Estimated future payouts were calculated using the executives salary at December 31, 2006.

Narrative to Summary Compensation Table and
Grants of Plan-Based Awards Table
2006 Annual Incentive Plan
     The named executive officers participated in the Company’s 2006 annual incentive plan. For general information on the annual incentive plan, see “Performance-Based Compensation” in the “Compensation Discussion and Analysis” above.
     The following table presents the results required for executives to achieve the Target, Gate and Stretch 2006 annual incentive plan reward opportunities, and the actual performance of the Company relative to those objectives (all financial metrics amounts in the nearest whole dollar). For the financial metrics, the “Target” figures represent the Company’s annual budget estimates and generally approximate the midpoint of the initial guidance provided to market analysts for the year.

Metrics	Weight	Gate	Target	Stretch	Actual
Financial Metrics
Operating Revenue	15%	$164,296,660	$169,378,000	$174,459,340	$176,870,612
Operating EBITDA	20%	49,155,120	52,016,000	54,876,880	56,207,942
Operating Free Cash Flow	5%	(700,000)	2,300,000	5,300,000	7,242,154

Operational Metrics (1)
Net Customer Growth	10%	(5,237)	(4,364)	(3,491)	5,519
Customer Disconnects	10%	37,704	34,276	30,848	29,013

Strategic Metrics
Complete video service requirements definition	10%	5/31/2006	4/15/2006	3/31/2006	3/31/2006

Validate video service requirements with business plan	10%	7/31/2006	6/30/2006	5/31/2006	5/31/2006

Deploy commercial video service to trial customers	20%	1/31/2007	12/31/2006	11/30/2006	Not met

(1)	Targets for “Net Customer Growth” and “Customer Disconnects” are an aggregation of net customer growth and customer disconnects within the Company’s ILEC, Wireless and DSL/Broadband businesses.
     Executives were entitled to awards at prorated levels if one or more criteria were not met, or were met at lower achievement levels than other criteria. Under the plan, awards were also prorated for achievement falling between two achievement levels.
Long-Term Incentive Plans
     For 2006, the named executive officers participated in two long-term incentive plans: a plan covering the three-year performance period from 2004 through 2006, which was not earned until the end of 2006, and a plan covering the two-year performance period from 2006 through 2007, which will not be earned until the end of 2007. For general information on the long-term incentive plan, see “Performance-Based Compensation” in the “Compensation Discussion and Analysis” above.
     The long-term incentive awards are paid in Company restricted and unrestricted common stock. Of the shares of common stock paid when an award is earned under the long-term incentive program, twenty-five percent are unrestricted, twenty-five percent are restricted for one additional year based on continued service and the remaining 50% are restricted for two additional years from the date of payout following the performance period based on continued service. Executives are entitled to receive dividend payments on the restricted stock at the same rate paid to all other holders of the Company’s common stock.
     Like the annual incentive program, executives are entitled to awards at prorated levels if one or more criteria are not met, or are met at lower achievement levels than other criteria. Under the plan, awards would also be prorated for achievement that falls between two achievement levels, e.g., achievement that falls between Target and Stretch will be prorated to provide an award level falling between Target and Stretch.
     In 2004, the Compensation Committee established for the 2004-2006 incentive awards the objectives and weightings shown in the table below, and the following table also depicts our performance relative to those objectives (all dollars in the nearest whole dollar, except per share data):

Measures (1)	Weight	Gate	Target	Stretch	Actual
Operating Revenue	20%	$157,447,300	$165,734,000	$174,020,700	$176,870,612
Operating EBITDA	20%	46,009,800	51,122,000	56,234,200	56,207,942
Earnings Per Share	20%	0.61	0.68	0.75	0.95
Cumulative Operating Free Cash Flow	20%	51,846,300	57,607,000	63,367,700	47,839,896
Total Shareholder Return vs. Investor Peer Index (2)	20%	-20%	Average	+20%	73%

(1)	All measures are reflected in year-end 2006 annual amounts required to be met to achieve the goal, with the exception of “Total Shareholder Return” and “Cumulative Operating Free Cash Flow,” which are a cumulative total of 2004, 2005 and 2006 amounts.

(2)	Shareholder return calculated using average closing stock prices for peer companies in December 2006. Investor peer group companies used for the 2004-2006 period were Alaska Communications; Alltel; BellSouth; CenturyTel; Citizens Communications; Commonwealth Telephone; Cincinnati Bell; D&E Communications; Hector Communications; Hickory Tech; Lynch Interactive; Qwest Communications; New Ulm Telecom; North Pittsburgh Systems; SBC Communications; Shenandoah Telecommunications; Surewest Communications; Telephone and Data Systems and Verizon.
     Based on the actual performance outcomes above, long-term incentive awards for the 2004-2006 performance period were paid out to the named executive officers between “Target” and “Stretch.” In 2006, the Compensation Committee excluded the sale of the Company’s interests in Palmetto Mobilenet, LP from the basic earnings per share calculation, finding that inclusion of the $2.79 per share in earnings associated with that transaction would have distorted the executive’s team actual performance relative to that metric.

     The following table shows the performance metrics for the 2006-2007 program and their corresponding weightings (performance period to end December 31, 2007) (all dollars in the nearest whole dollar):

Metric (1)	Weight	Gate	Target	Stretch
Operating Revenue	20%	$160,740,000	$169,200,000	$177,660,000
Operating EBITDA	20%	47,993,000	50,519,000	55,709,000
Cumulative Free Cash Flow	10%	1,000,000	4,000,000	7,000,000
Net Customers	20%	(2)	(2)	(2)
Total Shareholder Return vs. Investor Peer Index (3)	30%	Average	+5%	+10%

(1)	All measures are reflected in year-end 2007 annual amounts required to be met to achieve the goal, with the exception of “Total Shareholder Return” and “Cumulative Operating Free Cash Flow,” which are a cumulative total of 2006 and 2007 amounts.

(2)	Target for “Net Customers” is the aggregation of net customer growth within the Company’s ILEC, Wireless, DSL/Broadband and Video businesses. In each case, Gate and Stretch were established at +/-10% of the Target objective.

(3)	Shareholder return is calculated using average closing stock prices for peer group companies in December 2007. Investor peer group companies for the 2006-2007 program are CenturyTel; Citizens Communications; Commonwealth Telephone; D&E Communications; Hector Communications; Hickory Tech; Lynch Interactive; New Ulm Telecom; North Pittsburgh Systems; Shenandoah Telecommunications; Surewest Communications; and Warwick Valley Telephone.
     For a discussion of the changes made to the long-term incentive plan for 2007, see “Changes to Executive Compensation for 2007” above.
Employment Agreements
     Mr. Dowd’s Employment Agreement. Mr. Dowd’s agreement provides that Mr. Dowd will hold the positions of Senior Vice President of the Company and Chief Executive Officer of Wavetel, LLC, a wholly owned subsidiary of the Company (“Wavetel”) through December 2003 and Senior Vice President of the Company effective January 2004. Mr. Dowd’s annual base salary under his employment agreement was initially set at $260,000.
     Mr. Dowd is also eligible for an enhanced life insurance benefit of $750,000 with limited tax liability, short-term disability and long-term disability benefits. Mr. Dowd is eligible to receive financial planning assistance reimbursement, annual tax preparation assistance reimbursement, country club dues reimbursement and a car allowance. He is also eligible to participate in the standard employee group insurance and savings and retirement benefits.
     Mr. Hausman’s Employment Agreement. Mr. Hausman’s employment agreement provides that he will hold the positions of Chief Financial Officer and Senior Vice President. His annual base salary under his employment agreement was initially set at $185,000. In addition, Mr. Hausman is eligible for an enhanced life insurance benefit with limited tax liability, short-term disability and long-term disability benefits.
     Mr. Hausman is eligible to receive financial planning assistance reimbursement, annual tax preparation assistance reimbursement, a country club initiation fee allowance, a country club recurring dues reimbursement and a car allowance.

     Mr. Armistead’s Employment Agreement. Mr. Armistead’s employment agreement provides that he will hold the positions of General Counsel and Secretary. His annual base salary under his employment agreement was initially set at $165,000 In addition, Mr. Armistead is eligible for an enhanced life insurance benefit with limited tax liability, short-term disability and long-term disability benefits. Mr. Armistead is eligible to receive a car allowance.
2006 Outstanding Equity Awards At Fiscal Year End
     The following table sets forth information concerning option award and stock awards held by the named executive officers as of December 31, 2006 (all dollars in the nearest whole dollar, except for option exercise price).

				Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive Plan	Awards:
							Awards:	Market or
	Option Awards						Number of	Payout Value
	Number of						Unearned	Of Unearned
	Securities			Number of		Market Value	Shares, Units	Shares, Units
	Underlying			Shares or Units		Of Shares or	or Other	or Other
	Unexercised		Option	of Stock That		Units of Stock	Rights That	Rights That
	Options (#)	Option	Expiration	Have Not Vested		That Have Not	Have Not	Have Not
	Exercisable (1)	Exercise Price	Date	(#)(2)		Vested (3)	Vested (#)	Vested (4)
Michael R. Coltrane	28,252	$29.13	02/18/10	45,827	(5)	$1,050,355	(6)	$617,424
	3,870	8.50	02/14/13
	50,630	11.73	02/13/14
	92,965	10.80	03/21/15

Matthew J. Dowd	1,084	8.50	02/14/13	33,104	(7)	758,744	(6)	274,000
	21,846	11.73	02/13/14
	31,314	10.80	03/21/15

Michael R. Nash	3,696	29.13	02/18/10	25,959	(8)	594,980	(6)	217,225
	1,213	8.50	02/14/13
	16,571	11.73	02/13/14
	24,073	10.80	03/21/15

James E. Hausman	—	—	—	24,689	(9)	565,872	(6)	212,220

David H. Armistead	—	—	—	8,093	(10)	185,492	(6)	88,500

(1)	In connection with the elimination of stock option grants, on August 10, 2005 the Compensation Committee approved the immediate and full acceleration of the vesting of each otherwise unvested stock option granted under the Company’s Amended and Restated 2001 Stock Incentive Plan. As a result, all outstanding stock options held by the named executive officers were fully vested on that date. Stock options subject to this acceleration were granted from 2002 through 2005 and included approximately 492,000 options held by executive officers at or above the level of Vice President. The following number of then-unvested options held by our named executive officers were accelerated: 173,281 options held by

Mr. Coltrane, 76,689 options held by Mr. Dowd, 59,891 options held by Mr. Nash, 55,570 options held by Mr. Hausman, and 12,867 options held by Mr. Armistead. For additional information, see “Compensation Discussion and Analysis—Stock Options and Other Equity Compensation” above.

(2)	Represents remaining unvested shares of restricted stock awarded under the long-term incentive plans for performance periods 2003-2005 and 2004-2006. Twenty-five percent of the common stock awarded pursuant to the 2003-2005 long-term incentive plan were unrestricted and are set forth in the “Option Exercises and Stock Vested” table below. Twenty-five percent of the common stock awarded pursuant to the 2003-2005 long-term incentive plan had a one-year vesting period.

(3)	Indicates market value of shares of restricted stock by reference to the closing price of the Company’s common stock on December 29, 2006.

(4)	The amounts shown in this column reflect outstanding awards under the 2006-2007 long-term incentive plan. These awards are denominated in dollar amounts but will be paid in restricted and unrestricted shares of common stock at the end of the performance period, assuming the performance targets are met. Amounts reflected assume achievement against the performance goals at “Target” level, as our 2005 performance exceeded the “Threshold” level under the award. See the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – Long-Term Incentive Plans” and “Compensation Discussion and Analysis – Performance Based Compensation” above for additional information.

(5)	These shares of restricted stock will vest as follows: 11,832 shares on March 1, 2007, 11,332 shares on March 15, 2008 and 22,663 shares on March 15, 2009.

(6)	As referenced in footnote 4 above, each of the named executive officers was awarded an award under the 2006-2007 long-term incentive plan that was outstanding on December 31, 2006. The number of shares of common stock to be paid out under these awards is based on market price during the last month of the performance period and so is not presently determinable.

(7)	These shares of restricted stock will vest as follows: 4,052 shares on March 15, 2007, 5,862 shares on March 21, 2007, 13,132 shares on March 15, 2008 and 10,058 shares on March 15, 2009.

(8)	These shares of restricted stock will vest as follows: 3,164 shares on March 15, 2007, 4,506 shares on March 21, 2007, 10,315 shares on March 15, 2008 and 7,974 shares on March 15, 2009.

(9)	These shares of restricted stock will vest as follows: 3,080 shares on March 15, 2007, 3,764 shares on March 21, 2007, 10,056 shares on March 31, 2008 and 7,789 shares on March 15, 2009.

(10)	These shares of restricted stock will vest as follows: 873 shares on March 15, 2007, 601 shares on March 21, 2007, 3,371 shares on March 15, 2008 and 3,248 shares on March 15, 2009.

2006 Option Exercises and Stock Vested
     The following table sets forth stock option exercises by the named executive officers in 2006, vesting of restricted stock in 2006 and unrestricted shares of stock earned by the named executive officers in 2006 (all dollars in the nearest whole dollar).

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares Acquired	Value
	Acquired on	On Exercise ($)	on Vesting (#)	Realized On
Name	Exercise (#)	(1)	(2)	Vesting ($) (3)
Michael R. Coltrane	131,000	$1,160,100	13,780	$292,312
Matthew J. Dowd	35,535	474,697	15,861	257,169
Michael R. Nash	35,179	437,519	9,979	172,098
James E. Hausman	64,016	798,675	8,752	155,159
David H. Armistead	12,867	165,052	5,821	91,654

(1)	Determined by reference to the difference between the closing price of the Company’s common stock on the respective exercise date and the exercise price.

(2)	Represents unrestricted shares of common stock awarded under the 2004-2006 long-term incentive plan and vesting of shares of restricted stock awarded under previous long-term incentive plans or otherwise.

(3)	Determined by reference to the closing price of the Company’s common stock on the respective vesting date.
Retirement Plans
     Our defined benefit pension plan, the Pension Plan of The Concord Telephone Company (the “Pension Plan”), applies to all employees who have completed one year of service and attained age 21. No employee has any vested benefits until he or she attains five years of service. The amount of annual benefit to be paid in monthly installments for life, based on service to normal retirement date and straight life annuity, is the sum of (1) 1.1% of average compensation (determined based on average defined compensation for the five highest consecutive years out of the last fifteen years of employment preceding retirement) multiplied by creditable service not in excess of 40 years, plus (2) 0.65% of compensation in excess of covered compensation multiplied by creditable service not in excess of 35 years. Covered compensation is determined from Internal Revenue Service tables published annually. The total annual compensation limit (for includable compensation in the pension plan formula) is limited by Section 401(a)(17). This limit was $220,000 for 2006. Pension payments are not offset by Social Security. Under the terms of the Pension Plan, Mr. Armistead will not have any vested benefits until he attains five years of service with the Company. “Normal retirement” under the Pension Plan is age 65.
     Until December 31, 2000, we offered a Supplemental Executive Retirement Plan (“SERP”) to certain executives. As of that date, we determined that no new participants would be added and the benefit accrual would be frozen under the Company’s SERP, subject only to an annual interest adjustment to such benefit accrual. The SERP was intended to provide an aggregate income replacement ratio of up to 60% of the participating employee’s pre-retirement average compensation when taking into account our Pension Plan and Social Security. Our decision to freeze the plan was made to reduce the costs to us from our executive retirement package and was also based on a determination that the existing defined benefit plan, when coupled with the Company’s 401(k) plan and Deferred Compensation Plan, would provide sufficient retirement savings opportunities for our executives. As of December 31, 2006, our Chief Executive Officer was the only named executive officer with an accrued benefit under the SERP.

     The following table sets forth certain information regarding the Pension Plan and the SERP for 2006 (all dollars in the nearest whole dollar).
2006 Pension Benefits

		Number
		of Years
		of
		Credited	Present Value	Payments
		Service	of Accumulated	During Last
Name	Plan Name	(#)(1)	Benefit (2)	Fiscal Year
Michael R. Coltrane	Pension Plan	19	$478,094	$—
Michael R. Coltrane	SERP	N/A	496,561	—
Matthew J. Dowd	Pension Plan	5	45,500	—
Michael R. Nash	Pension Plan	8	139,178	—
James E. Hausman	Pension Plan	5	59,113	—
David H. Armistead	Pension Plan	3	14,817	—

(1)	Years of credited service represent actual years of service with the Company. We do not have a policy with respect to granting extra years of service.

(2)	Value represents the actuarial present value of the named executive officers accumulated benefit under the Pension Plan and, for Mr. Coltrane, the SERP, computed as of the same pension plan measurement date used for our financial statement reporting purposes. Present value calculated based on the normal retirement age. Under the pension plan and the SERP normal retirement age is the earliest age at which unreduced benefits are available to the participants in the plans. For a discussion of the valuation method and assumptions used for this calculation, see Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
2006 Nonqualified Deferred Compensation
     The following table shows information about the participation by each named executive officer in the Deferred Compensation Plan (all dollars in the nearest whole dollar).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY (1)	in Last FY (2)	Last FY	Distributions	Last FYE (3)
Michael R. Coltrane	$366,018	$8,250	$818,118	$—	$2,050,878
Matthew J. Dowd	120,126	8,250	63,078	—	601,633
Michael R. Nash	23,044	8,250	9,416	—	128,508
James E. Hausman	91,024	8,250	37,354	—	372,640
David H. Armistead	11,335	8,250	4,662	—	57,010

(1)	All amounts reflected in this column are also included in the amounts reported in the “Salary” column of the Summary Compensation Table, with the exception of Mr. Coltrane’s contributions, which also include restricted stock that was awarded to Mr. Coltrane pursuant to the 2003-2005 long-term incentive program and deferred by Mr. Coltrane.

(2)	All amounts reflected in this column are also reported in the “Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. Coltrane — $30,408; Mr. Dowd — $26,988; Mr. Nash — $32,233; Mr. Hausman — $23,060; and Mr. Armistead —$7,875.
     On December 1, 2001, we adopted the Executive Nonqualified Excess Plan of The Concord Telephone Company (the “Deferred Compensation Plan”), which is administered by the Compensation Committee. Under this plan, named executive officers may choose to defer receipt of a portion of their annual salary, cash incentive payments and/or restricted stock awards received under the incentive award programs. The plan replaced a costlier SERP, described above, and was aimed at providing a mechanism for executives to defer a greater portion of their income for retirement purposes in light of the contribution limits imposed by the 401(k) and pension plan rules. Executive cash deferrals to the Deferred Compensation Plan are always fully vested. Restricted stock award deferrals vest in accordance with the award vesting schedules, with vesting accelerated in the case of retirement or a change in control event, as discussed below.
     We may also make contributions on behalf of such participants in the Deferred Compensation Plan. For the named executive officers, the amount of the 2006 contribution was three times the Base 401(k) Match (as defined under “Retirement Plans—401(k) Plan” in the Compensation Discussion and Analysis above) received by the executive during that year. To further retention efforts, we have imposed a vesting schedule on Company contributions to the Deferred Compensation Plan. Fifty percent of Company contributions vest after five years of service, and the remaining 50% will vest upon the named executive officer reaching the age of 65, if such participant is still employed by us at that time.
     Restricted stock deferrals are deemed invested solely in our stock, with investment returns tracking the performance of our stock, including dividends. Participants receive a cash payment equal to the then current value of their vested deferred stock at distribution. A participant may direct that his cash deferrals to the plan be deemed to be invested in certain investment choices provided by Company Owned Life Insurance (“COLI”) policies. The COLI policies are held in a “Rabbi Trust” that limits the Company’s access and use of the invested funds. Accounts under the Deferred Compensation Plan are adjusted for investment gains and losses based on the performance of our stock or such investment choices, as applicable. The investment choices are comprised of certain mutual fund and other investments similar to those made available under our 401(k) Plan, and the returns on the investments track the performance of the investments over the course of the year. The named executive officers may change their investments at any time during the year.
     Participants make their distribution elections at the time of their employment, or if later, the time at which they become eligible to participate in the plan. Participants may elect a lump sum distribution or annual installment payments for five years.
Potential Payments Upon Termination or Change in Control
     We have entered into employment agreements and maintain incentive plans that will require us to provide compensation or other benefits to the named executive officers in connection with certain events related to a termination of employment following a change in control.
     Change in Control Agreements. The Company has change in control agreements with each of the named executive officers. These agreements provide that if there is a “change in control” of the Company and the employment of the executive is terminated by the Company other than for “cause” or by the executive for “good reason,” within two years following the change in control, the executive would be entitled to receive the severance payments and benefits described below. As described above under “Changes in Executive Compensation for 2007,” in February 2007, the Compensation Committee amended the change in control agreements then in effect with each named executive officer. The discussion and estimate of potential payments set forth below reflects the amended agreements as of February 2007. While the SEC’s rules require that such discussion and estimates be as of December 31, 2006 (the end of the prior fiscal year), we believe it is appropriate to provide the most current information and estimates to investors, particularly since the change in control agreements in effect as of December 31, 2006 have been superseded by these amended agreements.
     Under the change in control agreements, “change in control” is defined as:
•	the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the common stock of the Company as a group would receive less than 50% of the common stock of the surviving or resulting corporation;

•	the consummation of an agreement providing for the sale or transfer of substantially all the assets of the Company; or

•	in the absence of a prior expression of approval by the Board of Directors, the acquisition of more than 20% of the Company’s common stock by any person other than a person, or group including a person, who beneficially owned, as of the date of the change of control agreement, more than 5% of the Company’s common stock or equity.
     Company transactions with an affiliate or subsidiary of the Company or with any employee stock ownership plan are not a change in control.
     Under the change in control agreements, “cause” is defined as termination with the approval of the Board of Directors:
•	because of willful misconduct of a material nature by the executive in connection with the performance of his duties as an employee;

•	because of the executive’s use of alcohol or illegal drugs that affects his ability to perform his assigned duties;

•	because of the executive’s conviction of a felony or serious misdemeanor involving moral turpitude;

•	because of the executive’s embezzlement or theft from the Company;

•	because of the executive’s gross inattention to or dereliction of duty; or

•	because of performance by the executive of any other willful act(s) which the executive knew or reasonably should have known would be materially detrimental to the Company.
     Under the change in control agreements, “good reason” is defined as:
•	a material reduction in the executive’s position, duties, responsibilities or status as in effect immediately preceding the change in control, or a change in the executive’s title resulting in a material reduction in his responsibilities or position with the Company as in effect immediately preceding the change in control, in either case without the executive’s consent;

•	a reduction in the rate of the executive’s base salary as in effect immediately preceding the change in control, or a decrease in any bonus amount to which the executive was entitled pursuant to the Company’s bonus or incentive plans at the end of the fiscal year immediately preceding the change in control, in either case without the executive’s consent; or

•	the relocation of the executive, without his consent, to a location outside a 30-mile radius of Concord, North Carolina, following a change in control.

     Under his change in control agreement, if a change in control occurs and Mr. Coltrane’s employment is terminated by the Company other than for cause, or his employment is terminated by him for good reason, within two years following the change in control, Mr. Coltrane would receive, within 30 days of termination of employment, the value of 35 months of compensation, calculated as follows: (1) his base salary, in effect immediately preceding the change in control, for 35 months plus (2) a bonus equal to the average annual incentive award (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by us for each one-year performance period for the three most recent fiscal years ending prior to such change in control, divided by 12 and then multiplied by 35. Mr. Coltrane also would be entitled upon such event to maintain for the 35-month period following termination employee medical insurance, participation in all qualified retirements plans, including our pension plan and 401(k) plan, employee life insurance and short and long-term disability insurance.
     Under their change in control agreements, if a change in control occurs and their employment is terminated by the Company other than for cause or their employment is terminated by them for good reason, within two years following the change in control, Messrs. Dowd, Nash, Hausman and Armistead would receive compensation in a lump sum within 30 days of termination of employment that consists of (1) the executive’s annual base salary, in effect immediately preceding the change in control, for 24 months, plus (2) two times an annual bonus equal to the average annual incentive award (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the incentive award compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by the Company for each one-year performance period to the executive for the three most recent fiscal years ending prior to such change in control. These executives would also be entitled upon such event to maintain for the 24-month period following termination medical insurance, participation in all qualified retirement plans, including the Company’s pension plan and 401(k) plan, life insurance and short and long-term disability insurance.
     Under the change in control agreements, upon such a termination of employment following a change in control, (1) the terminated executive would also become immediately vested in all stock options and shares of restricted stock previously granted to him by the Company and (2) any accrued but ungranted stock options or restricted stock (e.g., earned restricted and unrestricted common stock pursuant to our 2006-2007 long-term incentive plan) would become fully vested. Additionally, the executive would be entitled to receive outplacement assistance for a period of six months at the Company’s expense.
     Pursuant to each of the change in control agreements, no payment made under a change in control agreement is intended to be deemed an excess parachute payment as defined in the Internal Revenue Code Section 280G or any successor provision. Therefore, under the change in control agreements, amounts payable in connection with a change in control and to which Code Section 280G or any successor provision applies would be capped at an amount equal to one dollar less than the maximum amount that the executive may receive without becoming subject to the tax imposed by Internal Revenue Service Code Section 4999 or any successor provision or which the Company may pay without loss of deduction under Section 280G or any successor provision.
     In order to receive the benefits described above, the executive must execute a general release of employment-related claims against the Company. Each of the change in control agreements contains confidentiality provisions and two-year post-employment non-competition and non-solicitation covenants.
     The following table sets forth the estimated compensation and benefits that would have been payable to each of the named executive officers under their change in control agreements assuming a triggering event occurred on December 31, 2006 and the price of our common stock on December 29, 2006 of $22.92 (all dollars in the nearest whole dollar). As noted above, for all of the named executive officers other than Mr. Coltrane (whose potential payments were not affected by the amendments), the description above and estimates below reflect the change in control agreements as amended in February 2007.

Name	Benefits and Payments	Value
Michael R. Coltrane	Severance Pay (1)	$900,410
	Incentive Award Payment (2)	1,149,824
	Acceleration of Restricted Stock (3)	1,050,355
	Medical Insurance (4)	12,860
	Pension Plan (5)	141,269
	401(k) Plan (6)	23,100
	Life Insurance (7)	71,867
	Disability Insurance (8)	33,198
	Outplacement Assistance (9)	7,500

	Total	$3,390,383

Matthew J. Dowd	Severance Pay (1)	$548,022
	Incentive Award Payment (2)	466,367
	Acceleration of Restricted Stock (3)	758,744
	Medical Insurance (4)	26,827
	Pension Plan (5)	18,300
	401(k) Plan (6)	15,840
	Life Insurance (7)	17,826
	Disability Insurance (8)	15,318
	Outplacement Assistance (9)	7,500

	Total	$1,874,744

Michael R. Nash	Severance Pay (1)	$434,466
	Incentive Award Payment (2)	369,731
	Acceleration of Restricted Stock (3)	594,980
	Medical Insurance (4)	26,827
	Pension Plan (5)	42,234
	401(k) Plan (6)	15,840
	Life Insurance (7)	25,754
	Disability Insurance (8)	13,686
	Outplacement Assistance (9)	7,500

	Total	$1,531,018

James E. Hausman	Severance Pay (1)	$424,456
	Incentive Award Payment (2)	361,212
	Acceleration of Restricted Stock (3)	565,872
	Medical Insurance (4)	26,827
	Pension Plan (5)	28,364
	401(k) Plan (6)	15,840
	Life Insurance (7)	23,966
	Disability Insurance (8)	19,522
	Outplacement Assistance (9)	7,500

	Total	$1,473,559

David H. Armistead	Severance Pay (1)	$354,014
	Incentive Award Payment (2)	210,992
	Acceleration of Restricted Stock (3)	185,492
	Medical Insurance (4)	26,827
	Pension Plan (5)	10,394
	401(k) Plan (6)	15,840
	Life Insurance (7)	4,400
	Disability Insurance (8)	3,064
	Outplacement Assistance (9)	7,500

	Total	$818,523

(1)	Amount represents the base salary at December 31, 2006, as disclosed in the 2006 Summary Compensation Table, for 35 months for Mr. Coltrane and 24 months for Messrs. Dowd, Nash, Hausman and Armistead.

(2)	Amount represents the average annual incentive award payout percentage for each one-year performance period for the three most recent fiscal years ending December 31, 2006, multiplied by the base salary for the named executive officer at December 31, 2006, divided by 12 and multiplied by 35 for Mr. Coltrane, and multiplied by 24 for Messrs. Dowd, Nash, Hausman and Armistead.

(3)	Amount represents the value of the shares of restricted stock that were unvested held by the named executive officer at December 31, 2006 using the closing price on December 29, 2006, as disclosed in the 2006 Outstanding Equity Awards At Fiscal Year-End table.

(4)	Amount represents the monthly COBRA premiums for the medical plan elections currently in place for each named executive officer at December 31, 2006, for 35 months for Mr. Coltrane and 24 months for Messrs. Dowd, Nash, Hausman and Armistead.

(5)	Amount represents the change in the pension value as disclosed in the 2006 Summary Compensation Table, for 35 months for Mr. Coltrane and 24 months for Messrs. Dowd, Nash, Hausman and Armistead.

(6)	Amount represents the Company’s contributions to the 401(k) plan for each named executive officer as disclosed in footnote four to the 2006 Summary Compensation Table for 35 months for Mr. Coltrane and 24 months for Messrs. Dowd, Nash, Hausman and Armistead.

(7)	Amount represents the premiums paid by the Company on life insurance plans for each named executive officer as disclosed in footnote four to the 2006 Summary Compensation Table for 35 months for Mr. Coltrane and 24 months for Messrs. Dowd, Nash, Hausman and Armistead.

(8)	Amount represents the premiums paid by the Company for supplemental short- and long-term disability insurance for each named executive officer as disclosed in footnote four to the 2006 Summary Compensation Table for 35 months for Mr. Coltrane and 24 months for Messrs. Dowd, Nash, Hausman and Armistead.

(9)	Amount represents the Company’s estimate to provide third-party outplacement services for up to six months for each named executive officer.
AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors currently has four members, O. Charlie Chewning, Jr., Barry W. Eveland, Raymond C. Groth and James L. Moore, Jr. As of the date of this proxy statement, each Audit Committee member is an “independent director” under The Nasdaq Stock Market rules, and the additional standards of independence for audit committee members promulgated by the SEC. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors. The Amended and Restated Charter of the Audit Committee is available in the “Investor Relations” section of the Company’s web site at www.ctc.net.
     The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements for the year ended

December 31, 2006 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

O. Charlie Chewning, Jr., Chairman	Raymond C. Groth

Barry W. Eveland	James L. Moore, Jr.
POLICY FOR REVIEW OF RELATED PERSON TRANSACTIONS
     We have adopted a written related party transaction policy under which the Audit Committee reviews and approves related party transactions. This policy covers any transactions between the Company and any related party that involves $10,000 or more, when aggregated with all similar transactions. Under the policy, “related party” is defined as:
•	any executive officer or director

•	any greater than 5% shareholder

•	any member of the immediate family of a senior officer or director, and any person sharing an officer’s or director’s household

•	any entity controlled by one of the above persons or in which any such persons owns a substantial ownership interest and

•	any other entity with which an officer or director has a relationship that, in the opinion of the Audit Committee, could interfere with the exercise of independent judgment in carrying out the officer’s or director’s responsibilities.
     Under the policy, a related party transaction covered by the policy is permissible only if:
•	the Audit Committee approves the transaction and

•	the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based upon our records, we believe that during the fiscal year ended December 31, 2006 all filings required by Section 16(a) of the Exchange Act applicable to our Directors and officers were complied with by such individuals.
PROPOSAL 2:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has appointed Ernst & Young LLP, independent public accountants, as our auditors for the Company’s 2007 fiscal year and recommends that our shareholders ratify the appointment. The Audit Committee appointed Ernst & Young LLP as our independent public accountants in August 2006 to replace KPMG LLP, which had served in that role since 1988. We have been advised by Ernst & Young LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Company other than as its auditors. We understand that a representative from Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The Audit Committee has the responsibility for appointing the Company’s independent accountants, and shareholder ratification is not required. However, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If the appointment of Ernst & Young LLP is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate the engagement of Ernst & Young LLP as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination necessary or appropriate.
     The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as independent public accountants of the Company for the Company’s 2007 fiscal year.
Change in Independent Registered Public Accounting Firm
     On August 14, 2006, the Company dismissed KPMG LLP as the Company’s independent registered public accounting firm and on August 17, 2006 appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. These decisions were approved by the Audit Committee.
     The audit reports of KPMG LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
     The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that:
1.	KPMG LLP’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that “the following material weaknesses have been identified and included in management’s assessment as of December 31, 2005:
•	The Company identified a deficiency in the design of internal control over financial reporting due to the absence of controls to ensure the proper classification of balance sheet accounts. Specifically, management does not have sufficient policies and procedures in place to determine current and non-current classification of assets and liabilities. This deficiency resulted in a material error in the classification of the non-current portion of accrued pension cost and other retirement liabilities and also resulted in errors in the classification of accounts receivable, deferred interest and deferred maintenance for sales-type leases, and inventory obsolescence reserves.

•	The Company identified a deficiency in the design of internal control over financial reporting due to the absence of controls over accounting for equity-method investments. Specifically, the Company does not have policies and procedures that provide for the maintenance of adequate documentation of differences between the Company’s carrying value of an equity-method investment and its underlying equity in the investee in order to provide for an adequate reconciliation process and management review of the reconciliation to ensure the accuracy of the reported equity-method investment balance. This deficiency resulted in an understatement of the Company’s carrying value of investments in unconsolidated companies. This deficiency results in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected on a timely basis.”
2.	KPMG LLP’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that “the following material weaknesses have been identified and included in management’s assessment as of December 31, 2004:
•	The Company identified a deficiency in internal control over financial reporting related to the maintenance of supporting accounting records for its phone system sales under sales-type leases. Specifically, the Company did not maintain an accounts receivable subsidiary ledger for these phone system sales and did not provide for adequate reconciliation and review of reported accounts receivable balances for phone system sales to ensure existence and accuracy of accounts receivable balances. As a result of this deficiency, errors in accounting for accounts receivable and retained earnings, net of tax, occurred, requiring restatement of the Company’s consolidated financial statements for December 31, 2002 and 2003, and for the quarterly periods ended March 31, June 30, and September 30, 2004.

•	The Company identified a deficiency in internal control over financial reporting related to the calculation of depreciation expense. This deficiency relates to a lack of controls over changes to formulae embedded in electronic spreadsheets used in calculating depreciation expense. Specifically, the lack of change controls in this area resulted in the use of inaccurate formulae to calculate depreciation expense. As a result of this deficiency, errors in accounting for depreciation expense occurred, requiring restatement of the Company’s consolidated financial statements for December 31, 2002 and 2003, and for the quarterly periods ended March 31, June 30, and September 30, 2004.

•	The Company identified a deficiency in internal control over financial reporting related to accounting for derivative financial instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The deficiency resulted from the absence of controls designed to ensure that the documentation required by generally accepted accounting principles at the inception of a derivative transaction is properly maintained for the term of the respective derivative instrument. As a result of this deficiency, errors in accounting for changes in the estimated fair value of certain derivative financial instruments occurred, requiring restatement of the Company’s consolidated financial statements for December 31, 2002 and 2003, and for the quarterly periods ended March 31, June 30, and September 30, 2004.”
     In connection with the audits of the years ended December 31, 2005 and 2004, and the subsequent interim period through August 14, 2006, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement, and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except that KPMG LLP advised the Company of the aforementioned material weaknesses as of December 31, 2005 and 2004. An authorized officer of the Company has discussed the material weaknesses described above with KPMG LLP, and the Company has authorized KPMG LLP to respond fully to the inquiries of Ernst & Young LLP concerning the subject matter of the material weaknesses described above.
     The Company has provided a copy of the disclosures made in the preceding three paragraphs, which were also made under Item 4.01 in a Current Report on Form 8-K that the Company filed with the SEC on August 18, 2006, and requested that KPMG LLP furnish the Company with a letter addressed to the SEC stating whether KPMG LLP agrees with such statements and, if not, stating the respects in which it does not agree. A letter from KPMG LLP to the SEC, dated August 17, 2006, was attached as Exhibit 16.1 to the Current Report on Form 8-K that the Company filed on August 18, 2006. In that letter, KPMG LLP did not disagree with any of the statements made in these preceding three paragraphs.
     During the 2004 and 2005 fiscal years and the subsequent interim period prior to the Company’s approval of the appointment of Ernst & Young LLP, the Company did not consult with Ernst & Young LLP regarding any matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Auditor Fee Information
     Fees paid to our independent auditors, KPMG LLP and Ernst & Young LLP, for the services provided relating to fiscal years ended December 31, 2005 and December 31, 2006 are set forth below (all dollars in the nearest whole dollar). All of the fees paid to Ernst & Young LLP are related to fiscal year ended December 31, 2006.

	Fiscal Year	Fiscal Year
	2005	2006

Audit Fees (1)	$885,000	$1,141,844
Audit-Related Fees (2)	—	—
Tax Fees	—	—
All Other Fees (3)	30,000	66,237

(1)	Audit Fees for the fiscal years ended December 31, 2005 and 2006 were primarily for professional services rendered for the audits of the Company’s consolidated financial statements, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for the audits of the Company’s internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002. The amount shown excludes Audit-Related Fees, Tax Fees and All Other Fees. Of this amount, $146,000 was paid to KPMG LLP and $995,844 was paid to Ernst & Young LLP for services provided relating to fiscal year ended December 31, 2006.

(2)	Audit-Related Fees consist primarily of consultations with the Company’s management as to the accounting treatment or disclosure of transactions or certain events.

(3)	All Other Fees consist principally of fees for audits of financial statements of certain employee benefit plans paid to KPMG LLP.
     The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “All Other Fees” is compatible with maintaining the independence of Ernst & Young LLP.
     The Audit Committee has adopted a policy relating to pre-approval of audit, audit-related, tax and all other non-audit services to be provided to the Company and its subsidiaries by Ernst & Young LLP. This policy is attached as Appendix A to this proxy statement. During 2006, the Audit Committee approved all audit and non-audit services provided to the Company by our independent accountants prior to management engaging the accountant for that purpose.
MANAGEMENT OWNERSHIP OF COMMON STOCK
     The following beneficial ownership table sets forth information regarding beneficial ownership of common stock as of the Record Date by:
•	each Director and Director nominee;

•	each named executive officer; and

•	all Directors and executive officers as a group.
     Under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each shareholder is calculated based on the total number of outstanding shares of common stock as of the Record Date plus those shares of common stock that such shareholder has the right to acquire within 60 days. Consequently, the denominator for calculating such percentage may be different for each shareholder.
     The table is based upon information supplied by the Directors, Director nominees and executive officers. Unless otherwise indicated in the footnotes to the table, each of the shareholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

	Common Stock Beneficially
	Owned
Name	Number		Percent of Class
Michael R. Coltrane	1,068,871	(1)	5.30%
Michael R. Nash	102,685	(2)	*
Matthew J. Dowd	95,070	(3)	*
James E. Hausman	56,476		*
David H. Armistead	24,133		*
O. Charlie Chewning, Jr.	20,382		*
William A. Coley	19,285	(4)	*
James L. Moore	14,175	(5)	*
Cynthia L. Mynatt	14,025	(6)	*
Tom E. Smith	11,735		*
Raymond C. Groth	7,378	(7)	*
Barry W. Eveland	6,497	(8)	*
Linda M. Farthing	1,466		*
All Directors and executive officers of the Company as a group (14 persons)	1,464,856	(9)	7.26%

*	Less than 1%.

(1)	Includes 175,717 shares represented by currently exercisable options.

(2)	Includes 45,553 shares represented by currently exercisable options.

(3)	Includes 54,244 shares represented by currently exercisable options.

(4)	Includes 6,429 shares represented by currently exercisable options.

(5)	Includes 5,730 shares represented by currently exercisable options.

(6)	Includes 1,926 shares held by Ben Mynatt Pontiac-Buick-GMC Truck, Inc. and 957 shares held by Ms. Mynatt’s child. Ms. Mynatt has shared voting and dispositive power over such shares. The amount shown also includes 3,012 shares represented by currently exercisable options.

(7)	Includes 1,576 shares represented by currently exercisable options.

(8)	Includes 3,152 shares represented by currently exercisable options.

(9)	Includes 22,677 shares of common stock beneficially owned by Ronald A. Marino, Chief Accounting Officer. Includes an aggregate of 295,413 shares represented by currently exercisable options.

PRINCIPAL SHAREHOLDERS
     The following table sets forth information as of the Record Date with respect to the ownership of shares of common stock by each person believed by management to be the beneficial owner of more than five percent of the outstanding shares of common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons.

	Common Stock
	Beneficially Owned
Name and Address	Number	Percent of Class
Barclays Global Investors NA (1)	1,912,893	9.48%
45 Fremont Street
San Francisco, California 94105

Dimensional Fund Advisors Inc. (2)	1,643,616	8.15%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401

Goldman Sachs Asset Management LP (3)	1,531,615	7.59%
32 Old Slip
New York, New York 10005

Renaissance Technologies Corporation (4)	1,177,929	5.84%
800 Third Avenue
New York, New York 10022

World Division of the General	1,011,688	5.01%
Board of Global Ministries
of the United Methodist Church (5)
475 Riverside Drive
15th Floor
New York, New York 10027

(1)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by Barclay Global Investors, NA. (“Barclay”) on January 23, 2007. The Schedule 13G discloses that Barclay, in its role as investment advisor or manager with respect to various trusts and accounts, possesses sole dispositive power over such shares and sole voting power over 1,860,830 shares.

(2)	The amount of beneficial ownership was disclosed on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. (“Dimensional”) on February 9, 2007. The Schedule 13G/A discloses that Dimensional, in its role as investment advisor or manager with respect to various trusts and accounts, possesses sole voting and dispositive power over such shares.

(3)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“Goldman”) on February 7, 2007. The Schedule 13G discloses that Goldman, in its role as investment advisor, possesses sole dispositive power over such shares and sole voting power over 1,330,685 shares.

(4)	The amount of beneficial ownership was disclosed on a Schedule 13G/A filed by Renaissance Technologies Corp. (“Renaissance”) on March 16, 2007. The Schedule 13G/A discloses that Renaissance, in its role as investment advisor, possesses sole dispositive power over such shares and sole voting power over 1,164,106 shares.

(5)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by World Division of the General Board of Global Ministries of the United Methodist Church (“Global Ministries”) on November 20, 2006. The Schedule 13G discloses that Global Ministries possesses sole voting and dispositive power over such shares.
SHAREHOLDER PROPOSALS
FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT
     Any proposal or proposals by a shareholder intended to be included in the proxy statement and form of proxy relating to the 2008 annual meeting of shareholders must be received by us no later than November 23, 2007, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2008 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.
OTHER SHAREHOLDER PROPOSALS
FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING
     For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2008 annual meeting of shareholders, management will be able to vote proxies in its discretion if we:
•	receive notice of the proposal before the close of business on February 7, 2008, and advised shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter, or

•	do not receive notice of the proposal prior to the close of business on February 7, 2008.
     Notices of intention to present proposals at the 2008 annual meeting should be addressed to the Secretary, CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, NC 28026-0227.
ANNUAL REPORT ON FORM 10-K
     COPIES OF THE EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K, INCLUDING ANY AMENDMENTS THERETO, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO CT COMMUNICATIONS, INC., 1000 PROGRESS PLACE, NE, POST OFFICE BOX 227, CONCORD, NORTH CAROLINA 28026-0227, ATTENTION: DAVID H. ARMISTEAD, CORPORATE SECRETARY.
OTHER BUSINESS
     We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Michael R. Coltrane
Chairman of the Board of Directors President and Chief Executive Officer
Concord, North Carolina
March 22, 2007

APPENDIX A
CT COMMUNICATIONS, INC.
Audit Committee Policy Relating to
Pre-Approval of Audit and Non-Audit Services For 2007
Adopted February 19, 2007
     The Company’s Audit Committee has adopted this policy to ensure compliance with Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 2-01 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC relating to auditor independence. This Policy sets forth the procedures and conditions pursuant to which audit, audit-related, tax and all other non-audit services to be provided to the Company and its subsidiaries by Ernst and Young, LLP (“E&Y”) may be pre-approved.
I. Pre-Approved Services
     The following types of services have been expressly pre-approved by the Audit Committee for 2007 and may be performed if proposed so long as the estimated costs of performance do not exceed the pre-approved levels. In each case, the Audit Committee has determined that the provision of the pre-approved services does not impair E&Y’s independence. Unless a proposed service is of a type and estimated cost specifically pre-approved in accordance with this policy, it must be expressly pre-approved by the Audit Committee.
     A. Audit Services. Audit Services are all services in support of the audit of the annual financial statements and the review of the quarterly financial statements of the Company that are necessary or appropriate for E&Y to render an opinion on the Company’s financial statements or otherwise to fulfill their responsibility under generally accepted auditing standards. The Audit Committee, without delegation, shall approve the terms and conditions of the engagement relating to the audit of the annual financial statements and the review of the quarterly financial statements of the Company, including the amount of fees to be paid to E&Y.
     Audit Services also include services related to the audit and review of the financial statements that generally only the independent auditors of a company’s financial statements can provide. The Audit Committee has pre-approved for 2007 the Audit Services listed in Appendix A. All other Audit Services not listed in Appendix A must be specifically pre-approved by the Audit Committee.
     B. Audit-Related Services. Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or are traditionally performed by independent auditors of public companies. The Audit Committee has pre-approved for 2007 the Audit-Related Services listed in Appendix B. All other Audit-Related Services not listed in Appendix B must be specifically pre-approved by the Audit Committee.
     C. Tax Services. Tax Services include compliance services, such as preparation of original and amended tax returns, claims for refunds and tax payment-planning services, and tax planning and tax advice, such as assistance with tax audits and appeals, tax advice related to mergers and acquisitions, tax advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities. The Audit Committee has not pre-approved for 2007 any Tax Services as described above and all such Tax Services must be specifically pre-approved by the Audit Committee.
     D. All Other Services. The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved for 2007 the All Other Services listed in Appendix C. Permissible All Other Services not listed in Appendix C must be specifically pre-approved by the Audit Committee.
     A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

A-1

II. Pre-Approval Procedures
•	The Audit Committee may delegate pre-approval authority to one or more of its members, except with respect to the approval of the annual audit engagement, which must be approved by the full Audit Committee. The delegate shall have authority to pre-approve the performance by E&Y of services with estimated costs of performance up to $50,000 for 2007.

•	If the proposed service has been pre-approved, the Chief Financial Officer shall inform the Committee on a timely basis of any such services rendered by E&Y.

•	If the proposed service has not been pre-approved, the Audit Committee shall determine whether E&Y may perform the service without impairing its independence, keeping in mind the following three basic principles of independence in making this determination: (1) an independent auditor may not function in the role of management; (2) an independent auditor may not audit its own work; and (3) an independent auditor may not serve in an advocacy role for its client.

•	With respect to any service pre-approved by the delegate, the delegate shall report its approval of the service to the full Audit Committee at its next scheduled meeting.

•	None of the following services may be provided by E&Y, notwithstanding anything to the contrary in this policy:
o	Tax services may not be provided if such services consist of (x) tax advice in connection with a transaction initially recommended by E&Y, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations, or (y) representing the Company or any subsidiary before a tax court, district court or court of claims or otherwise providing services for the purpose of advocating the interest of the Company or any subsidiary in litigation or regulatory or administrative investigations or proceedings.

o	No other proposed service may be provided if the proposed service is a prohibited non-audit service as listed on Exhibit 1 hereto or is prohibited under Section 10A(g) of the Exchange Act or under Rule 2-01 of Regulation S-X.

o	No other proposed service may be provided if the person or persons considering the proposal determine that providing the service would impair the independence of E&Y.
III. Monitoring
•	The Audit Committee will review and approve the list of pre-approved services, and the threshold costs of performance approved for each, at least annually. The Audit Committee intends that this task is to be performed at its first regularly scheduled meeting of each year.

•	On a periodic basis, a representative of E&Y and the Chief Financial Officer will report to the Audit Committee as to the amount of fees billed by E&Y for Audit, Audit-Related and All Other Services provided by E&Y and will also report estimated costs to complete all ongoing services.

A-2

FOLD AND DETACH HERE
COMMON STOCK
This Proxy is Solicited on Behalf of the Board of Directors of
CT COMMUNICATIONS, INC.
Annual Meeting of Shareholders, April 26, 2007
     KNOW ALL MEN BY THESE PRESENT, that the undersigned shareholder of CT COMMUNICATIONS, INC., a North Carolina corporation (the “Company”), hereby constitutes and appoints James E. Hausman, Michael R. Nash and Matthew J. Dowd attorneys and proxies with full power of substitution, for and on behalf of the undersigned to act and vote as indicated below, according to the number of shares of the Company’s Common Stock held of record by the undersigned on February 28, 2007, and as fully as the undersigned would be entitled to act and vote if personally present at the Annual Meeting of Shareholders to be held at 1000 Progress Place, NE, Concord, North Carolina, at 9:00 a.m., local time, April 26, 2007, and any adjournment or postponement thereof (the “Annual Meeting”), as follows:

(1)	Election of Directors.
	☐	FOR electing the three nominees listed below.	☐	WITHHOLD AUTHORITY to vote for election of all nominees listed below.
(Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through the nominee’s name in the list below.)
William A. Coley, for a term expiring in 2010
Barry W. Eveland, for a term expiring in 2010
Tom E. Smith, for a term expiring in 2010
(2) Ratification of the appointment of Ernst & Young, LLP as independent public accountants of the Company for the 2007 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(3) In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before said meeting or any adjournment or postponement thereof.

FOLD AND DETACH HERE
     The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Annual Meeting or any adjournment or postponement thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all powers hereby conferred.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 23, 2007, and the proxy materials furnished therewith. Dated this ____ day of , 2007.

(SEAL)

(SEAL)

NOTE: Signature should agree with name on stock certificate as printed on this proxy card. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.